                                                                       EXHIBIT 1


                         AGREEMENT AND PLAN OF MERGER


                                 BY AND AMONG


                               GEC INCORPORATED
                                  ("PARENT"),


                             GEC ACQUISITION CORP.
                                 ("PURCHASER")

                                      AND


                                 TRACOR, INC.
                                (THE "COMPANY")

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----

                                   ARTICLE I

DEFINITIONS................................................................... 1

     SECTION 1.1      Definitions............................................. 1
     SECTION 1.2      Rules of Construction................................... 2

                                  ARTICLE II

THE OFFER..................................................................... 2
     SECTION 2.1      The Offer............................................... 2
     SECTION 2.2      Company Actions......................................... 3
     SECTION 2.3      Stockholder Lists....................................... 4
     SECTION 2.4      Composition of the Board of Directors; Section 14(f).... 4

                                  ARTICLE III

THE MERGER.................................................................... 5
     SECTION 3.1      The Merger.............................................. 5
     SECTION 3.2      Effective Time.......................................... 6
     SECTION 3.3      Effect of the Merger.................................... 6
     SECTION 3.4      Certificate of Incorporation; Bylaws.................... 6
     SECTION 3.5      Directors and Officers.................................. 6
     SECTION 3.6      Stock Options and Warrants.............................. 6
     SECTION 3.7      Stockholders' Meeting................................... 7

                                  ARTICLE IV

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES............................ 8
     SECTION 4.1      Merger Consideration; Conversion and Cancelation of
                      Securities.............................................. 8
     SECTION 4.2      Exchange of Certificates................................ 9
     SECTION 4.3      Dissenting Shares.......................................10
     SECTION 4.4      Closing.................................................11
     SECTION 4.5      Stock Transfer Books....................................11


                         AGREEMENT AND PLAN OF MERGER

                                                                            Page
                                                                            ----

                                   ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................................11

     SECTION 5.1      Organization and Qualification; Subsidiaries............11
     SECTION 5.2      Certificate of Incorporation and Bylaws.................12
     SECTION 5.3      Capitalization..........................................12
     SECTION 5.4      Authorization of Agreement..............................14
     SECTION 5.5      Approvals...............................................14
     SECTION 5.6      No Violation............................................15
     SECTION 5.7      Reports and Financial Statements........................15
     SECTION 5.8      No Undisclosed Liabilities..............................16
     SECTION 5.9      No Material Adverse Effect; Conduct.....................17
     SECTION 5.10     Schedule 14D-9; Offer Documents; Proxy Statement........17
     SECTION 5.11     Properties and Assets...................................18
     SECTION 5.12     Material Contracts......................................18
     SECTION 5.13     Litigation; Compliance with Laws........................19
     SECTION 5.14     Employee Benefit Plans..................................19
     SECTION 5.15     Labor Matters...........................................22
     SECTION 5.16     Taxes...................................................22
     SECTION 5.17     Environmental Matters...................................23
     SECTION 5.18     Intellectual Property...................................24
     SECTION 5.19     Brokers.................................................24
     SECTION 5.20     Opinion of Financial Advisor............................24
     SECTION 5.21     Year 2000...............................................25
     SECTION 5.22     Insurance...............................................25

                                  ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PARENT COMPANIES........................25

     SECTION 6.1      Organization and Qualification; Subsidiaries............25
     SECTION 6.2      Authorization of Agreement..............................25
     SECTION 6.3      Approvals...............................................26
     SECTION 6.4      No Violation............................................26
     SECTION 6.5      Proxy Statement; Schedule 14D-9.........................26
     SECTION 6.6      Sufficient Funds........................................27
     SECTION 6.7      Brokers.................................................27

                                  ARTICLE VII

COVENANTS.....................................................................27

     SECTION 7.1      Conduct of Business of the Company......................27
     SECTION 7.2      Prohibited Actions by the Company.......................28
     SECTION 7.3      No Solicitation.........................................30
     SECTION 7.4      Access to Information...................................33


                         AGREEMENT AND PLAN OF MERGER

                                                                            Page
                                                                            ----

     SECTION 7.5      Confidentiality Agreement...............................33
     SECTION 7.6      Reasonable Efforts......................................34
     SECTION 7.7      Permits.................................................34
     SECTION 7.8      HSR Act and Exon-Florio Filings.........................34
     SECTION 7.9      Public Announcements....................................35
     SECTION 7.10     Employee Agreements.....................................35
     SECTION 7.11     Company's Rights Agreement; State Takeover Statutes.....35
     SECTION 7.12     Employee Benefit Plans..................................36
     SECTION 7.13     Indemnification of Directors and Officers...............37
     SECTION 7.14     Event Notices and Other Actions.........................38
     SECTION 7.15     Third Party Standstill Agreements;
                      Tortious Interference...................................39

                                 ARTICLE VIII

CLOSING CONDITIONS............................................................39

     SECTION 8.1      Conditions to Obligations of Each Party Under This
                      Agreement...............................................39
     SECTION 8.2      Additional Conditions to Obligations of the Parent
                      Companies...............................................39
     SECTION 8.3      Additional Condition to Obligations of the Company......40

                                  ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER.............................................41

     SECTION 9.1      Termination.............................................41
     SECTION 9.2      Effect of Termination...................................42
     SECTION 9.3      Amendment...............................................43
     SECTION 9.4      Extension; Waiver.......................................43
     SECTION 9.5      Fees, Expenses and Other Payments.......................43

                                   ARTICLE X

GENERAL PROVISIONS............................................................44

     SECTION 10.1     Nonsurvival of Representations, Warranties and
                      Agreements..............................................44
     SECTION 10.2     Notices.................................................45
     SECTION 10.3     Headings................................................46
     SECTION 10.4     Severability............................................46
     SECTION 10.5     Entire Agreement........................................46
     SECTION 10.6     Assignment..............................................46
     SECTION 10.7     Parties in Interest.....................................47
     SECTION 10.8     Failure or Indulgence Not Waiver; Remedies Cumulative...47
     SECTION 10.9     Governing Law...........................................47
     SECTION 10.10    Enforcement.............................................47
     SECTION 10.11    Counterparts............................................48


                         AGREEMENT AND PLAN OF MERGER

                                    ANNEXES

Annex A   -    Schedule of Defined Terms
Annex B   -    Conditions of the Offer


                         AGREEMENT AND PLAN OF MERGER

                         AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER, dated as of April 21, 1998 (this "Agreement"), is by and among GEC Incorporated, a Delaware corporation ("Parent"), GEC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and Tracor, Inc., a Delaware corporation ("the Company"). Parent and Purchaser are sometimes referred to herein as the "Parent Companies."

                                   RECITALS:

     The respective Boards of Directors of the Company, Parent, and Purchaser have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement.

     In furtherance of such acquisition, Parent proposes to cause Purchaser to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the issued and outstanding shares of common stock, par value $0.01 per share, of the Company ("Company Common Stock"), including the associated Company Rights, at a price per share of Company Common Stock (including the associated Company Right) of $40.00, net to the seller in cash, upon the terms and subject to the conditions set forth in this Agreement.

     Upon the terms and subject to the conditions of this Agreement and in accordance with the GCL, Purchaser will merge with and into the Company and the Company will be the Surviving Corporation.

     Simultaneously with the execution and delivery of this Agreement, Parent and Purchaser, on the one hand, and each member of the Board of Directors of the Company and certain members of management on the other hand ("Certain Stockholders"), are entering into an agreement (the "Stockholders Agreement") pursuant to which Certain Stockholders have agreed to take specified actions in furtherance of the transactions contemplated by this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     SECTION 1.1 Definitions. Certain capitalized and other terms used in this Agreement are defined in Annex A hereto and are used herein with the meanings ascribed to them therein.

     SECTION 1.2 Rules of Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Unless the context otherwise requires, as used in this Agreement: (a) a term has the meaning ascribed to it; (b) "or" is not exclusive; (c) whenever the words "include," "includes" or "including" are used, they shall be deemed to be followed by the words "without limitation;" and (d) words in the singular include the plural and words in the plural include the singular.

                                  ARTICLE II

                                   THE OFFER

     SECTION 2.1    The Offer.

     (a) Subject to the conditions of this Agreement, as promptly as practicable but in no event later than five Business Days after the date of this Agreement, Purchaser shall, and Parent shall cause Purchaser to, commence the Offer within the meaning of the applicable Regulations of the SEC. The obligation of Purchaser to, and of Parent to cause Purchaser to, commence the Offer or accept for payment, or pay for, any shares of Company Common Stock tendered pursuant to the Offer shall be subject to the conditions set forth in Annex B (any of which may be waived by Purchaser in its sole discretion, provided that, without the consent of the Company, Purchaser may not waive the Minimum Tender Condition or the condition set forth in paragraph (b)(viii) of Annex B) and to the other provisions of this Agreement. The initial expiration date of the Offer shall be the 20th Business Day following the commencement of the Offer (determined using Rule 14d-1(c)(6) under the Exchange Act). Purchaser expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Purchaser shall not (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the price per share of Company Common Stock to be paid pursuant to the Offer, (iii) modify or add to the conditions set forth in Annex B in any manner materially adverse to the holders of shares of Company Common Stock, (iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer or (vi) otherwise amend the Offer in any manner materially adverse to the holders of shares of Company Common Stock. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to Purchaser's obligation to purchase shares of Company Common Stock are not satisfied, until such time as such conditions are satisfied or waived, (ii) extend the Offer for a period of not more than 10 Business Days beyond the expiration date that would otherwise be permitted under clause (i) of this sentence, if on the date of such extension less than 90% of the Fully Diluted Shares have been validly tendered and not properly withdrawn pursuant to the Offer, (iii) extend the Offer for any period required by any Regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer and (iv) extend the Offer for any reason for a period of not more than 10 Business Days beyond the latest expiration date that would otherwise be permitted under clause (i), (ii) or (iii) of this sentence. On the terms and subject to the conditions of the Offer and this Agreement, Purchaser shall, and Parent shall cause Purchaser to, pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer that Purchaser becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer.

     (b) Notwithstanding anything to the contrary contained in this Agreement, Parent and Purchaser shall not be required to commence the Offer in any jurisdiction other than the United States of America.

     (c) On the date of the commencement of the Offer, Purchaser shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer ("Schedule 14D-1") which will contain an offer to purchase and form of the related letter of transmittal (the Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, collectively, the "Offer Documents"). Parent, Purchaser, and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Parent and


                         AGREEMENT AND PLAN OF MERGER

Purchaser further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and be disseminated to holders of shares of Company Common Stock, in each case, as and to the extent required by applicable federal securities Laws. Parent and Purchaser agree to give the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents prior to the filing of the Offer Documents with the SEC. Purchaser agrees to provide the Company and its counsel in writing with any comments Purchaser and its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt thereof.

     SECTION 2.2 Company Actions. The Company hereby consents to the Offer and represents that its Board of Directors (at a meeting duly called and held) has unanimously (a) determined that the Offer and the Merger are fair to the stockholders of the Company and are in the best interests of the stockholders of the Company, (b) approved this Agreement, the Offer, the Merger and the Stockholders Agreement, including for purposes of Section 203 of the GCL, and
(c) resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by the stockholders of the Company which approval constitutes approval of each of the transactions contemplated by this Agreement for purposes of the applicable provisions of the GCL. The Financial Advisor has delivered to the Board of Directors of the Company its opinion that the consideration to be received by the holders of shares of Company Common Stock in the Offer and the Merger is fair to the holders of shares of Company Common Stock from a financial point of view. The Company hereby agrees to file a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") containing such recommendation with the SEC (and the information required by Section 14(f) of the Exchange Act if Parent shall have furnished such information to the Company in a timely manner) and to mail such Schedule 14D-9 to the stockholders of the Company; provided, that such recommendation may be withdrawn, modified or amended by the Company's Board of Directors only to the extent permitted by
Section 7.3(b). Such Schedule 14D-9 shall be filed on the same date as Purchaser's Schedule 14D-1 is filed and mailed together with the Offer Documents. Each of the Company, Parent, and Purchaser agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the holders of shares of Company Common Stock, in each case, as and to the extent required by applicable federal securities Laws. The Company agrees to give Purchaser and its counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to the Company's filing of the Schedule 14D-9 with the SEC. The Company agrees to provide Purchaser and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the
Schedule 14D-9 promptly after the receipt thereof.

     SECTION 2.3 Stockholder Lists. In connection with the Offer, the Company will promptly furnish Purchaser with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of shares of Company Common Stock as of a recent date and of those Persons becoming record holders subsequent to such date (to the extent available), together with all other information in the Company's possession or control regarding the beneficial owners of shares of Company Common Stock and shall furnish Purchaser with such information and assistance (including, to the extent available, updated lists of stockholders, security position listings and computer files) as Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial holders of shares of Company Common Stock.


                         AGREEMENT AND PLAN OF MERGER

     SECTION 2.4    Composition of the Board of Directors; Section 14(f).

     Promptly upon the acceptance for payment of, and payment by Purchaser for, any shares of Company Common Stock pursuant to the Offer, Purchaser shall be entitled to designate such number of directors on the Board of Directors of the Company as will give Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to at least that number of directors, rounded up to the next whole number, which is the product of (a) the total number of directors on the Company's Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of shares of Company Common Stock so accepted for payment and paid for by Purchaser plus the number of shares of Company Common Stock otherwise owned by Purchaser or any other Subsidiary of Parent bears to (ii) the number of such shares outstanding, and the Company shall, at such time, cause Purchaser's designees to be so elected; provided, however, that in the event that Purchaser's designees are appointed or elected to the Board of Directors of the Company, until the Effective Time the Board of the Directors of the Company shall have at least three directors who are directors on the date of this Agreement (the "Independent Directors"); and provided further that, in such event, if the number of Independent Directors shall be reduced below three for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors promptly shall designate three persons to fill such vacancies who shall not be officers, stockholders or Affiliates of Parent or Purchaser, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable Law, the Company shall take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the information statement required under Rule 14f-1 containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company shall make such mailing with the mailing of the
Schedule 14D-9 (provided that Purchaser shall have provided to the Company on a timely basis all information required to be included in the information statement required under Rule 14f-1 with respect to Purchaser's designees). Purchaser's designees shall be divided between the classes of directors as necessary to comply with the requirements of the Company's bylaws. In connection with the foregoing, the Company shall promptly, at the option of Purchaser, either increase the size of the Board of Directors of the Company or obtain the resignation of such number of its current directors as is necessary to enable Purchaser's designees to be elected or appointed to the Board of Directors of the Company as provided above. The date on which Purchaser's designees constitute a majority of the Company's Board of Directors is herein referred to as the "Control Date."

                                  ARTICLE III

                                  THE MERGER

     SECTION 3.1 The Merger. Subject to the terms and conditions and in reliance upon the representations, warranties, covenants and agreements contained herein, Purchaser shall merge with and into the Company at the Effective Time (the "Merger"). The terms and conditions of the Merger and the mode of carrying the same into effect shall be as set forth in this Agreement. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the Surviving Corporation. At the election of Parent, any direct or indirect wholly owned Subsidiary of Parent may be substituted for Purchaser as a constituent corporation in the Merger; provided that any such substitution could not reasonably be expected to materially and


                         AGREEMENT AND PLAN OF MERGER
adversely affect the ability of the parties to perform their obligations hereunder, or materially delay the consummation of the Offer or the Merger. In such event, the parties shall execute an appropriate amendment to this Agreement in order to reflect the foregoing.

     SECTION 3.2 Effective Time. As soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the GCL.

     SECTION 3.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the GCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Purchaser and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Purchaser and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 3.4 Certificate of Incorporation; Bylaws. (a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time so that Article IV, Section 1 of such certificate of incorporation reads in its entirety as follows: "The total number of shares of all classes of stock which the corporation shall have authority to issue is 1,000 shares of Common Stock, par value $1.00 per share ("Common Stock")." and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

     (b) The bylaws of Purchaser as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law; provided, however, that the bylaws of Purchaser shall be amended prior to the Effective Time to the extent necessary to comply with Purchaser's obligations under the first sentence of Section 7.13(a).

     SECTION 3.5 Directors and Officers. The directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualify.

     SECTION 3.6    Stock Options and Warrants.

     (a) Upon consummation of the Merger, all then outstanding Company Stock Options and all Company Common Stock subject to a vesting requirement granted to any Company employee or director ("Restricted Stock") shall be canceled in exchange for a cash payment to the holder of a Company Stock Option or Restricted Stock award equal to (i) in the case of Company Stock Options, A times B, where A equals the difference between the Per Share Merger Consideration and the per share exercise price of the holder's Company Stock Option and B equals the number of shares of Company Common Stock subject to the holder's Company Stock Option and (ii) in the case of Restricted Stock, the number of shares of the holder's Restricted Stock times the Per Share Merger


                         AGREEMENT AND PLAN OF MERGER

Consideration. All applicable Taxes shall be withheld from any proceeds payable under this Section 3.6(a).

     (b) Before the commencement of the Offer, the Company shall take all actions (including obtaining any and all consents from employees or directors) necessary to implement Section 3.6(a); provided, the Company may not provide additional compensation, benefits or other payments to holders of Company Stock Options or Restricted Stock as an inducement to consent to the provisions of
Section 3.6(a).

     (c)  Except as provided herein or as otherwise agreed to by the parties,
(i) the Company Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant by the Company or any of its Subsidiaries of any interest in respect of the capital stock of the Company or any of its Subsidiaries shall be terminated as of the Effective Time, and (ii) following the Effective Time no holder of Company Stock Options or Restricted Stock or any participant in the Company Option Plans or any other such plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

     (d) The Company shall take all actions necessary to comply with Section 5.1(1) of the Warrant Agreement, so that upon exercise of the Warrants at any time on or after the Effective Time and payment of the exercise price, the holder thereof shall be entitled to receive, and the Warrants shall thereafter represent the right to receive, in lieu of Company Common Stock issuable upon such exercise prior to the Effective Time, cash in an amount per share of such Company Common Stock equal to the Per Share Merger Consideration.

     SECTION 3.7 Stockholders' Meeting. (a) If the adoption of this Agreement by the Company's stockholders is required by Law, the Company shall, at Parent's request, as soon as practicable following the expiration of the Offer, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its best efforts to respond as promptly as practicable to any comments of the SEC or its staff with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the Company Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. The Company shall use its best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after filing with the SEC.

     (b) If the adoption of this Agreement by the Company's stockholders is required by Law, the Company shall, at Parent's request, as soon as practicable following the expiration of the Offer, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders' Meeting") for the purpose of seeking the Company Stockholder Approval. The Company shall, through the Board of Directors of the Company, give the recommendation referred to in Section 2.2. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 3.7(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal. Notwithstanding the foregoing, if Purchaser or any other Subsidiary of Parent shall acquire at least


                         AGREEMENT AND PLAN OF MERGER

90% of the outstanding shares of Company Common Stock, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a stockholders meeting in accordance with Section 253 of the GCL.

     (c) Parent will provide the Company with the information concerning Parent and Purchaser required to be included in the Proxy Statement and will vote, or cause to be voted, all shares of Company Common Stock owned by it or its Subsidiaries in favor of the adoption of this Agreement.

                                  ARTICLE IV

              CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     SECTION 4.1 Merger Consideration; Conversion and Cancelation of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent Companies, the Company or the holders of any of the following securities:

     (a) Subject to Section 4.3, each share of Company Common Stock (and the related Company Right) issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock described in Section 4.1(c)) shall be converted into the right to receive $40.00 in cash, without interest thereon (the "Per Share Merger Consideration").

     (b) All shares of Company Common Stock converted pursuant to Section 4.1(a) shall cease to be outstanding and shall automatically be canceled and retired, and each holder of a Certificate previously evidencing such shares of Company Common Stock shall cease to have any rights as a stockholder of the Company, except the right to receive the Per Share Merger Consideration for each such share.

     (c) All shares of Company Common Stock that are owned by the Company as treasury stock and each share of Company Common Stock, if any, owned by Parent or any direct or indirect wholly owned Subsidiary of Parent or of the Company immediately prior to the Effective Time shall cease to be outstanding and shall be automatically canceled and retired without conversion thereof, and no consideration shall be delivered or deliverable in exchange therefor.

     (d) Each share of common stock, par value $1.00 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding as one fully paid and nonassessable shares of common stock, par value $1.00 per share, of the Surviving Corporation.

     SECTION 4.2    Exchange of Certificates.

     (a) Exchange Fund. On the day of the Effective Time, the Parent shall deposit, or cause to be deposited, with the Exchange Agent in the Exchange Fund, for the payment of the Merger Consideration through the Exchange Agent upon surrender of Certificates in accordance with Section 4.2(c), cash in an amount sufficient to make the cash payments due under Section 4.1(a). The Exchange Fund shall not be used for any other purpose except as specified in Section 4.2(d).

     (b) Letter of Transmittal. As soon as reasonably practicable after the Effective Time, Parent will cause the Exchange Agent to send a letter of transmittal (which shall specify that delivery


                         AGREEMENT AND PLAN OF MERGER
shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Parent may reasonably specify) to each record holder of shares of Company Common Stock immediately prior to the Effective Time, along with other appropriate materials for use in surrendering Certificates to the Exchange Agent.

     (c) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall distribute to each former holder of shares of Company Common Stock, upon surrender to the Exchange Agent for cancelation of one or more Certificates, the Merger Consideration. If the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or Certificates are registered, it shall be a condition of payment of the Merger Consideration that the surrendered Certificate or Certificates shall be properly endorsed, with signatures guaranteed, or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the surrendered Certificate or Certificates or such Person shall establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 4.2(c), each Certificate shall be deemed from and after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration for each share of Company Common Stock evidenced by such Certificate. In no event shall the holder of any such surrendered Certificate be entitled to receive interest on any cash to be received in the Merger. Neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock for any amount paid to a public official or Governmental Authority pursuant to any applicable abandoned property, escheat, or similar Law. If any Certificate has not been surrendered prior to the date which is five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority), any such cash in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

     (d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains unclaimed by the former holders of shares of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any former holders of shares of Company Common Stock who have not theretofore complied with this Article IV shall thereafter look only to Parent for any cash payment to which they are entitled.

     (e) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

     (f) Withholding of Tax. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of shares of Company Common Stock such amounts as Parent (or any Affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent and paid by Parent to the applicable taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of shares of Company Common Stock in respect of which such deduction and withholding was made by Parent.


                         AGREEMENT AND PLAN OF MERGER

     SECTION 4.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock ("Dissenting Shares") which are issued and outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Dissenting Shares pursuant to, and who complies in all respects with, Section 262 of the GCL ("Section 262") shall not be converted as provided in Section 4.1(a), but rather the holders of Dissenting Shares shall be entitled only to payment of the fair value of such Dissenting Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder's Dissenting Shares shall cease and such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the Merger Consideration as provided in Section 4.1(a). The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

     SECTION 4.4 Closing. The closing (the "Closing") of the Merger shall take place at the offices of Cravath, Swaine & Moore, at 825 Eighth Avenue, New York, NY at 10 a.m. on a date as soon as practicable following the date on which the conditions to the Closing (other than those that, by their terms, are to be satisfied at the Closing) have been satisfied or waived, or at such other place, time and date as the parties hereto may agree. At the conclusion of the Closing on the Closing Date, the parties hereto shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware.

     SECTION 4.5 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.


                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to the Parent Companies that:

     SECTION 5.1 Organization and Qualification; Subsidiaries. The Company and each Subsidiary of the Company are legal entities duly organized, validly existing and in good standing under the Laws of their respective jurisdictions of incorporation or organization, have all requisite power and authority and possess all governmental franchises and Permits necessary to enable them to own, lease and operate their respective properties and assets and to carry on their business as it is now being conducted and are duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by them or the ownership or leasing of their respective properties and assets makes such qualification necessary, other than such franchises and Permits and qualifications the lack of which, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect on the Company. Section 5.1 of the Company's Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all the Company's directly or indirectly owned Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary's outstanding capital stock or other equity interests owned of record or beneficially by the Company or another Subsidiary of


                         AGREEMENT AND PLAN OF MERGER
the Company. Except for such Subsidiaries and as disclosed in Section 5.1 of the Company's Disclosure Letter, neither the Company nor any of its Subsidiaries owns an equity interest in any partnership or joint venture arrangement or other business entity.

     SECTION 5.2 Certificate of Incorporation and Bylaws. The Company has heretofore furnished or made available to Parent complete and correct copies of the certificate of incorporation and the bylaws or the equivalent organizational documents, in each case as amended or restated to the date hereof, of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation or bylaws (or equivalent organizational documents).

     SECTION 5.3    Capitalization.

     (a) The authorized capital stock of the Company consists of (i) 53,000,000 shares of Company Common Stock of which, as of April 6, 1998, 25,206,204 shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share, of which none is issued but of which 500,000 shares have been designated as Series A Junior Participating Preferred Stock in connection with the rights (the "Company Rights") issued pursuant to the Company's Rights Agreement. As of April 6, 1998, there were 2,452,016 shares of Company Common Stock reserved for future issuance pursuant to outstanding Company Stock Options granted pursuant to the Company Option Plans and 975,195 shares of Company Common Stock reserved for future issuance pursuant to outstanding Warrants. Except as set forth in Section 5.3(a) of the Company's Disclosure Letter, between April 6, 1998 and the date of this Agreement, no shares of Company Common Stock have been issued by the Company. Except as set forth in Section 5.3(a) of the Company's Disclosure Letter, since April 6, 1998, the Company has not granted any options for, or other rights to purchase, shares of Company Common Stock.

     (b) Except as set forth in Section 5.3(a), no shares of Company Common Stock are reserved for issuance, and, except for the Warrants, the Company Rights, Company Stock Options, and Restricted Stock, as listed in Section 5.3(b) of the Company's Disclosure Letter, there are no options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, contracts, agreements, commitments or arrangements obligating the Company (i) to offer, sell, issue or grant any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities that are convertible into or exchangeable for any shares of, capital stock of the Company, (ii) to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of, or any outstanding options, warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, capital stock of the Company or (iii) to grant any Lien on any shares of capital stock of the Company.

     (c) The authorized, issued and outstanding capital stock of, or other equity interests in, each of the Company's Subsidiaries and the names and addresses of the holders of record of the capital stock or other equity interests of each such Subsidiary are set forth in Section 5.3(c) of the Company's Disclosure Letter. Except as set forth in Section 5.3(c) of the Company's Disclosure Letter, (i) the issued and outstanding shares of capital stock of, or other equity interests in, each of the Subsidiaries of the Company that are owned by the Company or any of its Subsidiaries have been duly authorized and are validly issued, and, with respect to capital stock, are fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights of any past or present equity holder of such Subsidiary; (ii) all such issued and outstanding shares, or other equity


                         AGREEMENT AND PLAN OF MERGER
interests, that are indicated as owned by the Company or one of its Subsidiaries in Section 5.3(c) of the Company's Disclosure Letter are owned (A) beneficially as set forth therein and (B) free and clear of all Liens except as described therein; (iii) no shares of capital stock of, or other equity interests in, any Subsidiary of the Company are reserved for issuance, and there are no options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, contracts, agreements, commitments or arrangements obligating the Company or any of its Subsidiaries (A) to offer, sell, issue, grant, pledge, dispose of or encumber any shares of capital stock of, or other equity interests in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, any of the Subsidiaries of the Company or (B) to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, other equity interests in, or any outstanding securities that are convertible into or exchangeable for, any shares of capital stock of, or other equity interests in, any of the Subsidiaries of the Company or (C) to grant any Lien on any outstanding shares of capital stock of, or other equity interests in, any of the Subsidiaries of the Company.

     (d) Except as set forth in Section 5.3(d) of the Company's Disclosure Letter, the Company's Rights Agreement, and the Company Option Plans listed in
Section 5.3(b) of the Company's Disclosure Letter, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries or with respect to the registration of the offering, sale or delivery of any shares of capital stock of the Company or any of its Subsidiaries under the Securities Act. The Company has delivered to Parent a complete and correct copy of the Company's Rights Agreement, as amended to the date of this Agreement.

     (e) There are not any bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote ("Voting Company Debt").

     SECTION 5.4 Authorization of Agreement. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it prior to or at the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each instrument required hereby to be executed and delivered by it prior to or at the Closing and the performance of its obligations hereunder and thereunder have been duly and validly authorized by all requisite corporate action on the part of the Company (other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock in accordance with the GCL). This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery hereof by the other parties hereto) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the same may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors' rights generally, and (ii) legal principles of general applicability governing the application and availability of equitable remedies..

     (b) The only vote of holders of any class or series of capital stock of the Company necessary to adopt or approve this Agreement and the Merger is the adoption of this Agreement by the holders


                         AGREEMENT AND PLAN OF MERGER
of a majority of the outstanding shares of Company Common Stock (the "Company Stockholder Approval"). The affirmative vote of the holders of any capital stock of the Company, or any of them, is not necessary to consummate the Offer or any transaction contemplated by this Agreement other than the Merger.

     SECTION 5.5 Approvals. Except for the applicable requirements, if any, of (a) the Exchange Act, (b) state securities Laws or blue sky Laws, (c) the HSR Act, (d) Exon-Florio, (e) the NASD, (f) the filing and recordation of appropriate merger documents as required by the GCL, (g) the National Industrial Security Program Operating Manual with respect to foreign ownership, control or influence and (h) those Laws and Orders noncompliance with which could not reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or to have a Material Adverse Effect on the Company, no filing or registration with, no waiting period imposed by and no Permit or Order of, any Governmental Authority is required under any Law or Order applicable to the Company or any of its Subsidiaries to permit the Company to execute, deliver or perform this Agreement or any instrument required hereby to be executed and delivered by it prior to or at the Closing.

     SECTION 5.6 No Violation. Assuming effectuation of all filings and registrations with, termination or expiration of any applicable waiting periods imposed by and receipt of all Permits and Orders of, Governmental Authorities indicated as required in Section 5.5 and adoption of this Agreement by the stockholders of the Company as required by the GCL and except as set forth in
Section 5.6 of the Company's Disclosure Letter, neither the execution and delivery by the Company of this Agreement or any instrument required hereby to be executed and delivered by it prior to or at the Closing nor the performance by the Company of its obligations hereunder or thereunder will (a) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a Material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary of the Company under, any provision of (i) any Law or Order applicable to the Company, (ii) the certificate of incorporation or bylaws of the Company or (iii) any contract or agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound, or (b) with the passage of time, the giving of notice or the taking of any action by a third Person, have any of the effects set forth in clause (a) of this Section, except in any such case for any matters described in this Section that could not reasonably be expected to have a Material Adverse Effect on the Company. Prior to the execution of this Agreement, the Board of Directors of the Company has taken all necessary action to cause this Agreement, the Stockholders Agreement and the transactions contemplated or permitted hereby and thereby to be exempt from the provisions of Section 203 of the GCL and to cause any Company Rights not to be distributed or exercisable under the Company's Rights Agreement. To the Company's Knowledge, no other state takeover statute or similar Law or Regulation applies or purports to apply to the Company with respect to this Agreement, the Stockholders Agreement, the Offer, the Merger or any other transaction contemplated by this Agreement or the Stockholders Agreement. The Company has been advised by each of its directors and executive officers that each such Person currently intends to tender all shares of Company Common Stock owned by such Person pursuant to the Offer, except to the extent of any restrictions created by Section 16(b) of the Exchange Act.


                         AGREEMENT AND PLAN OF MERGER

     SECTION 5.7    Reports and Financial Statements.

     (a) The Company has filed all SEC Reports required to be filed by the Company with the SEC since January 1, 1997 (the "Company SEC Documents"). As of its respective date, each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiaries of the Company are SEC reporting companies.

     (b) Since December 31, 1997, the Company and its Subsidiaries have filed all Reports required to be filed with any Governmental Authorities other than the SEC, including state securities administrators, except where the failure to file any such Reports of the Company would not reasonably be expected to have a Material Adverse Effect on the Company. Such Reports of the Company, including all those filed after the date of this Agreement and prior to the Effective Time, were prepared in all material respects in accordance with the requirements of applicable Law.

     (c) The Company Consolidated Financial Statements and any consolidated financial statements of the Company (including any related notes thereto) contained in any SEC Reports of the Company filed with the SEC (i) have been or will have been prepared in accordance with applicable accounting requirements and the published Regulations of the SEC and in accordance with GAAP consistently applied (except (A) to the extent required by changes in GAAP and (B) with respect to SEC Reports of the Company filed prior to the date of this Agreement, as may be indicated in the notes thereto) and (ii) fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated (and include, in the case of any unaudited interim financial statements, reasonable accruals for normal year-end adjustments).

     SECTION 5.8    No Undisclosed Liabilities. Except as set forth in Section
5.8 of the Company's Disclosure Letter, there exist no liabilities or obligations of the Company and its Subsidiaries that are Material to the Company, whether accrued, absolute, contingent or otherwise, which would be required to be reflected, reserved for or disclosed under GAAP in consolidated financial statements of the Company (including the notes thereto) as of and for the period ended on the date this representation and warranty is given or required to be true to satisfy any condition to the Offer or the Merger, other than (a) liabilities or obligations that are adequately reflected, reserved for or disclosed in the Company's Consolidated Financial Statements and, (b) liabilities or obligations incurred in the ordinary course of business of the Company since the Balance Sheet Date not in violation of this Agreement. Except as set forth in Section 5.8 of the Company's Disclosure Letter, neither the Company nor any of its Subsidiaries has any liability for any discontinued operations (as such term is used in accordance with GAAP) or with respect to any business, properties or assets formerly owned or operated by the Company or any of its Subsidiaries or with respect to any acquiree or predecessor of the Company or any of its Subsidiaries, that would individually or in the aggregate have a Material Adverse Effect on the Company.


                         AGREEMENT AND PLAN OF MERGER

     SECTION 5.9    No Material Adverse Effect; Conduct.

          Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents") or in Section 5.9 of the Company Disclosure Letter, from the date of the most recent audited financial statements included in the Filed Company SEC Documents, the Company has conducted its business only in the ordinary course, and during such period there has not been:

     (a) any event, change, effect or development that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company;

     (b) any declaration, setting aside or payment of any dividend on, or other distribution in respect of (whether in cash, stock or property), any capital stock of the Company or any repurchase for value by the Company of any capital stock of the Company;

     (c) any split, combination or reclassification of any capital stock of the Company or of any other equity interests in the Company, or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company or of any other equity interests in the Company;

     (d) (i) any granting by the Company or any Subsidiary of the Company to any director or executive officer of the Company or any Subsidiary of the Company of any increase in compensa tion, except in the ordinary course of business consistent with past practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (ii) any granting by the Company or any Subsidiary of the Company to any such director or executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, or (iii) any entry by the Company or any Subsidiary of the Company into any employment, severance or termination agreement with any such director or executive officer; or

     (e) any change in accounting methods, principles or practices by the Company or any Subsidiary of the Company materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP.

     SECTION 5.10 Schedule 14D-9; Offer Documents; Proxy Statement. None of the information (other than information provided in writing by Parent or Purchaser for inclusion therein) supplied or to be supplied for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the Proxy Statement, including any amendments or supplements thereto, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published or sent or given to holders of shares of Company Common Stock, and, in the case of the Proxy Statement, at the time that it or any amendment or supplement thereto is mailed to the Company's stockholders, at the time of the Company Stockholders' Meeting or at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Except for information supplied by Parent or Purchaser in writing for inclusion therein, the Schedule 14D-9 and the Proxy Statement, including any amendments or supplements thereto, will comply in all material respects with the Exchange Act.


                         AGREEMENT AND PLAN OF MERGER

     SECTION 5.11 Properties and Assets. Except as set forth in Section 5.11 of the Company's Disclosure Letter, the Company and its Subsidiaries own or have rights to use all properties and assets necessary to permit the Company and its Subsidiaries to continue to conduct their businesses as currently being conducted except where the failure to own or have the right to use such properties and assets would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Except as set forth in Section 5.11 of the Company Disclosure Letter, each of the Company and its Subsidiaries has good and indefeasible fee title to, or valid leasehold interests in, all its material real property, free and clear of all Liens except for Permitted Encumbrances.

     SECTION 5.12 Material Contracts. Section 5.12 of the Company's Disclosure Letter contains a true and complete list of the Material Contracts of the Company and its Subsidiaries. Except as set forth in Section 5.12 of the Company's Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any Material Contract. All Material Contracts to which the Company or any of its Subsidiaries is a party are in full force and effect, the Company or the Subsidiary of the Company that is a party to or bound by such Material Contract has performed its obligations thereunder to date and, to the Knowledge of the Company, each other party thereto has performed its obligations thereunder to date, other than any failure of a Material Contract to be in full force and effect or any nonperformance thereof that could not reasonably be expected to have a Material Adverse Effect on the Company. As of the date of this Agreement, except where the same would not, individually or in the aggregate, have a Material Adverse Effect on the Company, to the Company's Knowledge, neither the Company nor any of its Subsidiaries (a) has received any written notice of the intention of any party to terminate any Material Contract, whether as a termination for convenience or for default of the Company or any Subsidiary thereunder, or (b) has any pending default termination action or open written cure notice or show cause notice (as defined in the Federal Acquisition Regulations Part 49, (P) 49.607(a) and (b), respectively) in respect of any such Material Contract which is a Government Contract. To the Company's Knowledge, as of the date hereof, there is no pending written claim or request for equitable adjustment under any Government Contract by any Governmental Authority that would have a Material Adverse Effect on the Company. To the Company's Knowledge, the Company and its Subsidiaries are in compliance in all material respects with all of their obligations relating to any equipment or fixtures owned by any Governmental Authority and loaned, bailed or otherwise furnished to or held by the Company or any of its Subsidiaries except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     SECTION 5.13 Litigation; Compliance with Laws. There are no actions, suits, investigations or proceedings (including any proceedings in arbitration) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, at law or in equity, in any Court or before or by any Governmental Authority, except actions, suits or proceedings that (a) are set forth in Section 5.13 of the Company's Disclosure Letter, or (b) individually or, with respect to multiple actions, suits or proceedings that allege similar theories of recovery based on similar facts, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Section 5.13 of the Company's Disclosure Letter, the Company and its Subsidiaries are in compliance with all applicable Laws and Regulations (including the Truth-In-Negotiations-Act, the Procurement Integrity Act, the Foreign Corrupt Practices Act, the Cost Accounting Standards, the Regulations of applicable Governmental Entities governing foreign military sales, export controls, illegal boycotts, national security and any other Laws or Orders incorporated expressly, by reference or by operation of Law into, or otherwise applicable to, any contract or other agreement made with the United States of America (a "Government Contract")) and are not in default with respect to any Order applicable to the Company or any of its Subsidiaries, except such events of noncompliance or defaults that, individually or in


                         AGREEMENT AND PLAN OF MERGER
the aggregate, have not and could not reasonably be expected to have a Material Adverse Effect on the Company. Since January 1, 1993, to the date hereof, neither the Company nor any Subsidiary of the Company has received any written notice of any administrative or civil or criminal investigation or audit (other than Tax audits) by any Governmental Authority (including any qui tam action brought under the Civil False Claims Act alleging any irregularity, misstatement or omission arising under or relating to any Government Contract) relating to the Company or any of its Subsidiaries that, individually or in the aggregate, would have a Material Adverse Effect on the Company. Notwithstanding the foregoing, except as set forth in Section 5.13 of the Company's Disclosure Letter, since January 1, 1993, to the Knowledge of the Company, neither the Company nor any Subsidiary of the Company nor any officer or director of the Company or any Subsidiary of the Company is or has been the subject of any criminal investigation in respect of any Government Contract.

     SECTION 5.14  Employee Benefit Plans.

     (a) Each Benefit Plan of the Company and its Subsidiaries is listed in
Section 5.14 of the Company's Disclosure Letter, including, with respect to Terminated Benefit Plans, the date of termination.

     (b) No event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to any liability under the terms of any Benefit Plan, or under ERISA, or, with respect to any Benefit Plan, under the Code or any other applicable Law, other than any condition or set of circumstances that could not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Benefit Plans has been administered in material compliance with its terms and with the applicable provisions of ERISA, the Code and any other applicable Law.

     (c) As to any Benefit Plan of the Company intended to be qualified under
Section 401 of the Code, such Benefit Plan has been determined by the IRS to satisfy in form the requirements of such Section, no event has occurred that could be reasonably expected to result in the disqualification of such Benefit Plan and there has been no termination or partial termination of such Benefit Plan within the meaning of Section 411(d)(3) of the Code.

     (d) As to any Terminated Benefit Plan intended to have been qualified under Section 401 of the Code, such Terminated Benefit Plan received a favorable determination letter from the IRS with respect to its termination.

     (e) There are no investigations, audits, actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against, or with respect to, any Benefit Plan or its assets that could reasonably be expected to have a Material Adverse Effect on the Company.

     (f) To the Knowledge of the Company, there is no matter pending (other than routine qualification determination filings) with respect to any Benefit Plan before the IRS, the Department of Labor or the PBGC.

     (g) All contributions required to be made by the Company or the Company's Subsidiaries to any Benefit Plan pursuant to its terms and provisions have been timely made.

                         AGREEMENT AND PLAN OF MERGER

     (h) As to any Current Benefit Plan subject to Title IV of ERISA, (i) there has been no event or condition which presents a material risk of plan termination, (ii) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred within six years prior to date of this Agreement, (iii) no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of Regulation section 2615.3 promulgated by the PBGC have not been waived) has occurred within six years prior to the date of this Agreement, (iv) no notice of intent to terminate such Benefit Plan has been given under Section 4041 of ERISA, (v) no proceeding has been instituted under Section 4042 of ERISA to terminate such Benefit Plan, (vi) no liability to the PBGC has been incurred (other than with respect to required premium payments) and (vii) the assets of the Benefit Plan equal or exceed the actuarial present value of the benefit liabilities, within the meaning of Section 4041 of ERISA, under such Benefit Plan, based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC.

     (i) Except as set forth in Section 5.14 of the Company's Disclosure Letter, in connection with the consummation of the transactions contemplated by this Agreement, no payments have been or will be made under any Current Benefit Plan or any other program, agreement, policy or arrangement which would be nondeductible under Section 280G of the Code.

     (j) Except as set forth in Section 5.14 of the Company's Disclosure
Letter, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) require the Company or any of its Subsidiaries to pay greater compensation or make a larger contribution to, or pay greater benefits or accelerate payment or vesting of a benefit under, any Current Benefit Plan or any other program, agreement, policy or arrangement or
(ii) create or give rise to any additional vested rights or service credits under any Current Benefit Plan or any other program, agreement, policy or arrangement.

     (k) Except as set forth in Section 5.14 of the Company's Disclosure
Letter, neither the Company nor any of its Subsidiaries is a party to or is bound by any severance agreement, program or policy. True and correct copies of all employment agreements with officers of the Company and its Subsidiaries, and all vacation, overtime and other compensation policies of the Company and its Subsidiaries relating to their employees have been made available to Parent.

     (l) Except as set forth in Section 5.14 of the Company's Disclosure
Letter, no Benefit Plan provides retiree medical or retiree life insurance benefits to any Person and neither the Company nor any of its Subsidiaries is contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code.

     (m) Neither the Company nor any of its Subsidiaries contributes or has an obligation to contribute, and neither has within six years prior to the date of this Agreement contributed or had an obligation to contribute, to a multiemployer plan within the meaning of Section 3(37) of ERISA.

     (n) Except as disclosed in Section 5.14 of the Company's Disclosure
Letter, no compensation payable by the Company or any of its Subsidiaries to any of their employees under any Current Benefit Plan or other program, agreement, policy or arrangement is subject to disallowance under Section 162(m) of the Code.

                         AGREEMENT AND PLAN OF MERGER

     SECTION 5.15 Labor Matters. Except as set forth in Section 5.15 of the Company's Disclosure Letter, no collective bargaining agreement to which the Company or any of its Subsidiaries is a party is currently in effect or is being negotiated by the Company or any of its Subsidiaries. There is no pending or, to the Knowledge of the Company, threatened labor dispute, strike or work stoppage against the Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, neither the Company or any of its Subsidiaries nor any representative or employee of the Company or any of its Subsidiaries has committed any unfair labor practices in connection with the operation of the business of the Company and its Subsidiaries, and there is no pending or, to the Knowledge of the Company, threatened charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable agency of any state of the United States. The Company and its Subsidiaries are in material compliance with all applicable federal, state, local or foreign labor Laws.

     SECTION 5.16  Taxes.

     (a) (i) All Tax Returns that are required to be filed by or with respect to the Company or any of its Subsidiaries on or before the Effective Time have been or will be timely filed, and all such Tax Returns are or will be true, complete and accurate, (ii) all Taxes that are due on or before the Effective Time have been or will be timely paid in full, (iii) all withholding Tax requirements imposed on or with respect to the Company or any of its Subsidiaries have been or will be satisfied in full in all respects, (iv) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax and (v) the most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all Taxes of the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

     (b) Except as set forth in Section 5.16 of the Company's Disclosure Letter, all income Tax Returns have been audited by the applicable Governmental Authority or the applicable statute of limitations has expired for the period covered by such Tax Returns.

     (c) Except as set forth in Section 5.16 of the Company's Disclosure
Letter, there is not in force any extension of time with respect to the due date for the filing of any Tax Return or any waiver or agreement for any extension of time for the assessment or payment of any Tax due with respect to the period covered by any Tax Return.

     (d) Except as disclosed in Section 5.16 of the Company's Disclosure
Letter, there is no claim against the Company or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return.

     (e) Except as set forth in Section 5.16 of the Company's Disclosure
Letter, since January 1, 1988, none of the Company and its Subsidiaries, has been a member of an Affiliated group filing a consolidated federal income Tax Return other than the affiliated group of which the Company is the common parent corporation.

     (f) There are no material Liens for Taxes on the assets of the Company or any of its Subsidiaries.

     (g) Except as set forth in Section 5.16 of the Company's Disclosure Letter, neither the Company nor any of its Subsidiaries is bound by any agreement with respect to Taxes.

                         AGREEMENT AND PLAN OF MERGER

     (h) Except as set forth in Section 5.16 of the Company's Disclosure
Letter or as disclosed in the most recent audited financial statements included in the Filed Company SEC Documents, neither the Company nor any of its Subsidiaries will be required to include in a taxable period beginning after the Effective Date taxable income attributable to income that economically accrued in a taxable period ending on or before the Effective Date, including as a result of the installment method of accounting, the completed contract or percentage of completion methods of accounting (including the look-back method under Section 460(b)(2) of the Code) or the cash method of accounting.

     (i) Except as set forth in Section 5.16 of the Company's Disclosure
Letter, neither the Company nor any of its Subsidiaries will be required in a taxable period beginning on or after the Effective Date to include any amount in income pursuant to Section 481 of the Code (or any comparable provisions of state, local or foreign Law), by reason of a change in accounting methods or otherwise, as a result of actions taken prior to the Effective Date.

     SECTION 5.17  Environmental Matters.  Except for matters disclosed in
Section 5.17 of the Company's Disclosure Letter or as described in Reports, copies of which have been provided to Parent, and except for matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company, (a) the properties, operations and activities of the Company and its Subsidiaries are in compliance with all Environmental Laws; (b) the Company and its Subsidiaries and the properties, operations and activities of the Company and its Subsidiaries are not subject to any existing, pending or, to the Knowledge of the Company, threatened action, suit, investigation, inquiry or proceeding by or before any Court or Governmental Authority under any Environmental Law; (c) all Permits or applications therefor required to be obtained or filed by the Company or any of its Subsidiaries under any Environmental Law in connection with the properties, operations and activities of the Company and its Subsidiaries have been obtained or filed and are valid and currently in full force and effect, and, to the Company's Knowledge, there are no facts or circumstances that would cause such Permits to be revoked, modified or not renewed under current conditions or in connection with the transactions contemplated by this Agreement; (d) there has been no release of any hazardous substance, pollutant or contaminant into the environment by the Company or its Subsidiaries or in connection with their properties, operations or activities; (e) there has been no exposure (attributable to the action of the Company or its Subsidiaries) of any Person or property to any hazardous substance, pollutant or contaminant in connection with the properties, operations and activities of the Company and its Subsidiaries; and (f) neither the Company nor its Subsidiaries have assumed, whether by contract, operation of Law or otherwise, any liabilities or obligations arising under Environmental Laws in connection with their respective formerly owned properties, businesses, divisions, Subsidiaries, companies or other entities.

     SECTION 5.18 Intellectual Property. The Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, inventions, trade secrets, mask works and other proprietary intellectual property rights and computer programs (collectively, "Intellectual Property Rights") which are Material to the conduct of the business of the Company and its Subsidiaries, taken as a whole. Section
5.18 of the Company's Disclosure Letter sets forth a description of all Intellectual Property Rights which are Material to the conduct of the business of the Company and its Subsidiaries taken as a whole. Except as set forth in
Section 5.18 of the Company's Disclosure Letter, no claims are pending or, to the Knowledge of the Company, threatened that the Company or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property Right. To the Knowledge of the

                         AGREEMENT AND PLAN OF MERGER

Company, except as set forth in Section 5.18 of the Company's Disclosure Letter, no Person is infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right.

     SECTION 5.19 Brokers. No broker, finder or investment banker (other than the Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The estimated fees and expenses incurred and to be incurred by the Company in connec tion with the Offer, the Merger and the other transactions contemplated by this Agreement (including the fees of the Financial Adviser and the fees of the Company's legal counsel) are set forth in Section 5.19 of the Company's Disclosure Letter. The Company has furnished to Parent a true and complete copy of all agreements between the Company and the Financial Advisor relating to the Merger and the other transactions contemplated hereby.

     SECTION 5.20 Opinion of Financial Advisor. The Company has received the opinion of the Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, a signed copy of which opinion has been delivered to Parent.

     SECTION 5.21 Year 2000. With respect to the "Year 2000 Problem," the information set forth under the caption "Year 2000" on page 24 of the 1997 Annual Report of the Company is accurate. The Company has no Material exposure to contingencies related to the "Year 2000 Problem" for the products and services it has sold or is currently selling.

     SECTION 5.22 Insurance. The Company and its Subsidiaries maintain policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are in the Company's judgment, reasonable for the assets and properties of the Company and its Subsidiaries and as are customary in the Company's industry. As of the date of this Agreement, except as set forth in Section 5.22 of the Company's Disclosure Letter, all such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancelation or termination has been received with respect to any such policy.

                                   ARTICLE VI

             REPRESENTATIONS AND WARRANTIES OF THE PARENT COMPANIES

     The Parent Companies hereby represent and warrant to the Company that:

     SECTION 6.1 Organization and Qualification; Subsidiaries. Parent and Purchaser are legal entities duly organized, validly existing and in good standing under the Laws of their respective jurisdictions of incorporation or organization, have all requisite power and authority to own, lease and operate their respective properties and assets and to carry on their business as it is now being conducted and are duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by them or the ownership or leasing of their respective properties and assets makes such qualification necessary, other than such qualifications the lack of which, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect on Parent.

                         AGREEMENT AND PLAN OF MERGER

     SECTION 6.2 Authorization of Agreement. Each of Parent and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it prior to or at the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Purchaser of this Agreement and each instrument required hereby to be executed and delivered by Parent or Purchaser prior to or at the Closing and the performance of their respective obligations hereunder and thereunder have been duly and validly authorized by all requisite corporate action (including stockholder action) on the part of Parent and Purchaser, respectively. This Agreement has been duly executed and delivered by Parent and Purchaser and (assuming due authorization, execution and delivery hereof by the other party hereto) constitutes a legal, valid and binding obligation of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, except as the same may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors' rights generally and (b) legal principles of general applicability governing the application and availability of equitable remedies.

     SECTION 6.3 Approvals. Except for the applicable requirements, if any, of (a) the Exchange Act, (b) state securities Laws or blue sky Laws, (c) the HSR Act, (d) Exon-Florio, (e) the NASD, (f) the filing and recordation of appropriate merger documents as required by the GCL (and other state Laws where Purchaser or the Company are qualified to do business), (g) the National Industrial Security Program Operating Manual with respect to foreign ownership, control or influence and (h) those Laws and Orders noncompliance with which could not reasonably be expected to have a material adverse effect on the ability of Parent or Purchaser to perform its obligations under this Agreement, no filing or registration with, no waiting period imposed by and no Permit or Order of, any Governmental Authority is required under any Law or Order applicable to Parent or Purchaser to permit Parent or Purchaser to execute, deliver or perform this Agreement or any instrument required hereby to be executed and delivered by it prior to or at the Closing.

     SECTION 6.4 No Violation. Assuming effectuation of all filings and registrations with, termination or expiration of any applicable waiting periods imposed by and receipt of all Permits and Orders of, Governmental Authorities indicated as required in Section 6.3, neither the execution and delivery by Parent or Purchaser of this Agreement or any instrument required hereby to be executed and delivered by Parent or Purchaser prior to or at the Closing nor the performance by Parent or Purchaser of their respective obligations hereunder or thereunder will (a) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a Material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Parent or any Subsidiary of Parent under, any provision of (i) any Law or Order applicable to Parent or Purchaser, (ii) the certificate of incorporation or bylaws of Parent or Purchaser or (iii) any contract or agreement to which Parent or any of its Subsidiaries is a party or by which it or any of its properties or assets is bound, or (b) with the passage of time, the giving of notice or the taking of any action by a third Person, have any of the effects set forth in clause (a) of this Section, except in any such case for any matters described in this Section that could not reasonably be expected to have a material adverse effect upon the ability of Parent or Purchaser to perform its obligations under this Agreement.

     SECTION 6.5 Proxy Statement; Schedule 14D-9. None of the information supplied or to be supplied by or on behalf of Parent or Purchaser for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the Proxy Statement, including any amendments or supplements thereto, at the time such document is filed with the SEC, at any time it is amended or

                         AGREEMENT AND PLAN OF MERGER
supplemented or at the time it is first published or given to holders of shares of Company Common Stock, and, in the case of the Proxy Statement, at the time that it or any amendment or supplement thereto is mailed to the Company's stockholders, at the time of the Company Stockholders' Meeting or at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, that the foregoing shall not apply to information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in any such document. The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act, except that no representations is made by Parent or Purchaser with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

     SECTION 6.6 Sufficient Funds. Parent has access to sufficient funds to consummate the Offer and the Merger on the terms contemplated by this Agreement.

     SECTION 6.7 Brokers. Except for Morgan Stanley & Co. Incorporated and CSP Associates Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Purchaser.


                                  ARTICLE VII

                                   COVENANTS

     SECTION 7.1 Conduct of Business of the Company. The Company hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Parent, it will and will cause each of its Subsidiaries to:

     (a) operate its business in the usual and ordinary course consistent with past practices;

     (b) use all reasonable efforts to preserve intact its business organization, maintain its rights and franchises, retain the services of its respective key employees and maintain its relationships with its respective customers and suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time;

     (c) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice; and

     (d) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained.

     SECTION 7.2  Prohibited Actions by the Company.

     Without limiting the generality of Section 7.1, except as set forth in
Section 7.2 of the Company's Disclosure Letter, the Company covenants and agrees that, except as expressly contemplated by this Agreement or otherwise consented to in writing by Parent, from the date of this

                         AGREEMENT AND PLAN OF MERGER

Agreement until the Effective Time, it will not do, and will not permit any of its Subsidiaries to do, any of the following:

          (a) (i) increase the compensation payable to or to become payable to any director or employee, except for increases in salary or wages of employees in the ordinary course of business and consistent with past practice; (ii) grant any severance or termination pay (other than pursuant to the normal severance policy or practice of the Company or its Subsidiaries as in effect on the date of this Agreement) to, or enter into or amend in any material respect any employment or severance agreement with, any employee; (iii) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Benefit Plan of the Company or its Subsidiaries except as required by applicable Law or (iv) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement or Benefit Plan of the Company or its Subsidiaries; provided that the Company may amend the Company Option Plans to accelerate the vesting of any unvested Company Stock Options and to permit employees to tender any shares of Company Common Stock acquired upon exercise of any Company Stock Option into the Offer;

          (b) declare, set aside or pay any dividend on, or make any other distribution in respect of (whether in cash, stock or property), outstanding shares of capital stock, except for dividends by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;

          (c) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any outstanding shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries (other than (i) any such acquisition by the Company or any of its wholly owned Subsidiaries directly from any wholly owned Subsidiary of the Company in exchange for capital contributions or loans to such Subsidiary, (ii) any purchase, forfeiture or retirement of shares of Company Common Stock or the Company Stock Options occurring pursuant to the terms (as in effect on the date of this Agreement) of any existing Benefit Plan of the Company or any of its Subsidiaries or (iii) the repurchase of Company Rights pursuant to the terms (as in effect on the date of this Agreement) of the Company's Rights Agreement to the extent required by this Agreement or by a Court of competent jurisdiction;

          (d) effect any reorganization or recapitalization; or split, combine or reclassify any of the capital stock of, or other equity interests in, the Company or any of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of such capital stock or such equity interests;

          (e) offer, sell, issue or grant, or authorize the offering, sale, issuance or grant of, any shares of capital stock of, or other equity interests in, any securities convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, or any Voting Company Debt or other voting securities of, the Company or any of its Subsidiaries, or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than issuances of shares of Company Common Stock (and associated Company Rights) upon the exercise of the Company Stock Options and

                         AGREEMENT AND PLAN OF MERGER

     Warrants outstanding at the date of this Agreement in accordance with the terms thereof (as in effect on the date of this Agreement);

          (f) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets of any other Person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

          (g) sell, lease, exchange or otherwise dispose of, or grant any Lien (other than a Permitted Encumbrance) with respect to, any of the properties or assets of the Company or any of its Subsidiaries that are, individually or in the aggregate, material to any of the Company's three core business segments (information systems, aerospace and systems technologies), except for dispositions of excess or obsolete assets and sales of inventories in the ordinary course of business and consistent with past practice;

          (h) adopt any amendments to its certificate of incorporation or bylaws or other organizational documents;

          (i) effect any change in any accounting methods, principles or practices in effect as of December 31, 1997 materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except as may be required by a change in GAAP, or any change in Tax accounting;

          (j) (i) incur any Indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in the Company or any direct or indirect wholly owned Subsidiary of the Company;

          (k) enter into any contract which, if such contract is entered into, would be a Material Contract; or

          (l) make or agree to make any new capital expenditure or expenditures other than the capital expenditures contemplated by the Company's annual operating plan for 1998, a copy of which has been furnished to Parent prior to the execution of this Agreement;

          (m) make any non-routine Tax election or settle or compromise any Material Tax liability or refund;

          (n) (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company

                         AGREEMENT AND PLAN OF MERGER
     included in the Filed SEC Documents or incurred in the ordinary course of business consistent with past practice, (ii) cancel any Material Indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (iii) subject to Section 7.15, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party; or

          (o) agree in writing or otherwise to do any of the foregoing.

     SECTION 7.3    No Solicitation.

     (a) From the date of this Agreement until the Effective Time or the termination of this Agreement pursuant to Section 9.1, the Company agrees that it will not, and will not permit any of its Subsidiaries, or any of its or their officers, directors, employees, representatives, agents, or Affiliates, including any investment banker, attorney, or accountant retained by the Company or any of its Subsidiaries (collectively, "Representatives"), to, directly or indirectly (i) initiate, solicit or encourage or otherwise facilitate (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into or maintain or continue discussions or negotiate with any Person regarding an Acquisition Proposal or in furtherance of such inquiries or to obtain an Acquisition Proposal, or (iii) agree to, approve, recommend or endorse any Acquisition Proposal, or authorize or permit any of the Representatives of the Company or any of its Subsidiaries to take any such action, and the Company shall promptly notify Parent of any such inquiries and proposals hereafter received by the Company or any of its Subsidiaries or by any such Representative, relating to any of such matters; provided however, that nothing contained in this Agreement shall prohibit the Board of Directors of the Company at any time prior to the earlier to occur of acceptance for payment of shares of Company Common Stock pursuant to the Offer or adoption of this Agreement by the stockholders of the Company from furnishing information (pursuant to a customary confidentiality agreement no more favorable to the party receiving information than the Confidentiality Agreement and consistent with the Company's obligations under this Agreement, including Section 7.3(c)) to, or engaging in discussions or negotiations with, any Person in response to an unsolicited bona fide written Acquisition Proposal of such Person that satisfies the requirements of a Superior Proposal, if, and only to the extent that, (A) the Board of Directors of the Company, after consultation with outside legal counsel to the Company, determines in good faith that failure to do so would result in a breach of the fiduciary duty of the Board of Directors of the Company to the stockholders of the Company under applicable Law, and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such Person the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person and the Company complies with Section 7.3(c). Taking the actions contemplated by the proviso to the prior sentence under the circumstances described therein will not be deemed to be a breach of this Agreement. It is understood that any violation of the restrictions set forth in this Section 7.3 by any Representative of the Company or any of its Subsidiaries, whether nor not such Person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 7.3 by the Company.

     (b) Except as expressly permitted by this Section 7.3, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by such Board of the Offer or the Merger as set forth in Section 2.2, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar

                         AGREEMENT AND PLAN OF MERGER
agreement (each, an "Acquisition Agreement") related to any Acquisition Proposal. Notwithstanding the foregoing, prior to the earlier to occur of acceptance for payment of shares of Company Common Stock pursuant to the Offer or adoption of this Agreement by the stockholders of the Company, the Board of Directors of the Company may terminate this Agreement but only (A) to the extent that the Board of Directors of the Company, after consultation with outside legal counsel to the Company, determines in good faith that failure to do so would result in a breach of the fiduciary duty of the Board of Directors to the stockholders of the Company under applicable Law, (B) if the Company and the Board of Directors of the Company have complied with all the provisions of this
Section 7.3, (C) after the third day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company is prepared to accept a Superior Proposal, specifying the principal terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal and (D) if concurrently with such termination, the Company enters into an Acquisition Agreement with respect to such Superior Proposal and pays to Parent the Termination Fee and the out-of-pocket fees and expenses incurred by Parent, Purchaser and their Affiliates in connection with the transactions contemplated by this Agreement pursuant to Section 9.5(b).

     (c) In addition to the obligations of the Company set forth in paragraphs
(a) and (b) of this Section 7.3, the Company shall promptly advise Parent, orally and in writing, of any request for information or of any Acquisition Proposal, the principal terms and conditions of such request or Acquisition Proposal and the identity of the Person making such request or Acquisition Proposal. The Company shall keep Parent reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal.

     (d) "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving the Company: (i) any merger, consolidation, share exchange, recapitalization, liquidation, dissolution, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of a substantial portion of the assets of the Company and its Subsidiaries, taken as a whole, or of any Material Business or of any Subsidiary or Subsidiaries responsible for a Material Business in a single transaction or series of related transactions; (iii) any acquisition of 15 percent or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith or any other acquisition or disposition the consummation of which would prevent or materially diminish the benefits to Parent of the Merger; or
(iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction, for consideration consisting of cash and/or marketable securities, all the shares of Company Common Stock then outstanding or not less than 75 percent of the assets of the Company and its Subsidiaries which the Board of Directors of the Company determines in good faith (based on advice of a financial advisor of nationally recognized reputation) to be superior to the Company's stockholders from a financial point of view (taking into account any changes to the financial terms of this Agreement proposed by Parent in response to such proposal) and to be more favorable generally to the Company's stockholders (taking into account all financial and strategic considerations, including relevant legal, financial, regulatory and other aspects of such proposal and the third party making such proposal and the conditions and prospects for completion of such proposal, and any changes to this Agreement proposed by Parent in response to such proposal) than the Offer, the Merger and the other transactions contemplated by this Agreement, taken as a whole. "Material Business" means any business (or the assets needed to carry

                         AGREEMENT AND PLAN OF MERGER
out such business) that contributed or represented 15% or more of the net sales, the net income or the assets (including equity securities) of the Company and its Subsidiaries taken as a whole.

     (e) Nothing contained in this Section 7.3 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders which the Board of Directors of the Company, after consultation with outside legal counsel to the Company, determines in good faith is required by the fiduciary duty of the Board of Directors to the stockholders of the Company under applicable Law; provided that neither the Board of Directors of the Company nor any committee thereof withdraws or modifies, or proposes to withdraw or modify, the approval or recommendation of such Board of the Offer or the Merger as set forth in Section 2.2 or approves or recommends, or publicly proposes to approve or recommend, an Acquisition Proposal unless the Company and the Board of Directors of the Company have complied with all the provisions of this Section 7.3.

     SECTION 7.4 Access to Information. Between the date of this Agreement and the Effective Time, the Company shall, and shall cause its Subsidiaries to,
(a) afford to Parent and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives full access during normal business hours and at all other reasonable times to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to their books and records and (b) furnish promptly to Parent and its Representatives a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws and such other information concerning the business, properties, contracts, records and personnel of the Company and its Subsidiaries (including financial, operating and other data and information) as may be reasonably requested, from time to time, by or on behalf of Parent.

     SECTION 7.5 Confidentiality Agreement. The parties agree that the provisions of the Confidentiality Agreement shall remain binding and in full force and effect and that the terms of the Confidentiality Agreement are incorporated herein by reference; provided, however, that any consents from the Company necessary under the Confidentiality Agreement for Parent and Purchaser to consummate the transactions contemplated by this Agreement and the Stockholders Agreement shall be deemed to have been made. The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement until Purchaser purchases a majority of the outstanding shares of Company Common Stock pursuant to the Offer.

     SECTION 7.6 Reasonable Efforts. Subject to the terms and conditions of this Agreement and, including the provisions of Sections 7.7 and 7.8, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective as soon as reasonably practicable the transactions contemplated by this Agreement including (a) cooperating in the preparation and filing of all applications, requests, consents and other filings required by applicable Governmental Authorities or Courts, including the Offer Documents, the Schedule 14D-9, the Proxy Statement and any amendments and supplements to any thereof;
(b) taking all action reasonably necessary, proper or advisable to secure any necessary consents, approvals or waivers from third parties, including under existing debt obligations of the Company and its Subsidiaries or to amend the notes, indentures or agreements relating to such existing debt obligations to the extent required by such notes, indentures or agreements, or to redeem or repurchase such debt obligations; (c) contesting any pending legal proceeding, whether judicial or administrative, relating to the Offer or the Merger including seeking to have any stay or temporary

                         AGREEMENT AND PLAN OF MERGER
restraining order entered by any Court or other Governmental Authority vacated or reversed; and (d) executing any additional instruments necessary to consummate the transactions contemplated hereby and thereby. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall use all reasonable efforts to take all such necessary action.

     SECTION 7.7 Permits. Each of the Company, Parent and Purchaser shall cooperate and use their respective reasonable efforts to make all filings, to obtain all actions or nonactions, waivers, Permits and Orders of Governmental Authorities necessary to consummate the transactions contemplated by this Agreement and to take all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority. Each of the parties hereto will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing.

     SECTION 7.8    HSR Act and Exon-Florio Filings.

     (a) In addition to and without limiting the agreements of Parent, Purchaser and the Company contained in Sections 7.6 and 7.7, Parent, Purchaser and the Company will (i) take promptly all actions necessary to make the filings required of Parent, Purchaser, the Company or any of their Affiliates under the HSR Act and Exon-Florio, (ii) comply at the earliest practicable date with any request for additional information or documentary material received by Parent, Purchaser, the Company or any of their respective Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act, or from CFIUS under Exon-Florio, and (iii) cooperate in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement (A) under the HSR Act commenced by the Federal Trade Commission or the Antitrust Division of the Department of Justice, or (B) under Exon-Florio, commenced by CFIUS.

     (b) In furtherance and not in limitation of the covenants contained in
Section 7.7 and Section 7.8(a), Parent, Purchaser and the Company shall each use all reasonable efforts to resolve such objections, if any, as may be asserted with respect to the Offer, the Merger or any other transactions contemplated by this Agreement under the HSR Act or Exon-Florio; provided, that neither Parent nor any of its Subsidiaries shall be required to divest any asset or enter into any consent decree.

     (c) Each of the Company, Parent and Purchaser shall promptly inform the other party of any material communication received by such party from the Federal Trade Commission, the Antitrust Division of the Department of Justice, CFIUS, or any other Governmental Authority regarding any of the transactions contemplated hereby.

     SECTION 7.9 Public Announcements. Parent, Purchaser and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer or the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation (and affording the other party or parties an opportunity to comment thereon), except as may be required by applicable Law or Court process or by obligations pursuant to any listing agreement with the NASD or any securities exchange.

                         AGREEMENT AND PLAN OF MERGER

     SECTION 7.10   Employee Agreements.

          Parent acknowledges and agrees that all employment agreements, severance agreements, deferred compensation agreements, and supplemental retirement agreements with the employees of the Company and its Subsidiaries that are listed in Section 7.10 of the Company's Disclosure Letter will be binding and enforceable obligations of the Surviving Corporation to the same extent as they were binding and enforceable obligations of the Company and its Subsidiaries as of the date of this Agreement, except as the parties thereto may otherwise agree.

     SECTION 7.11 Company's Rights Agreement; State Takeover Statutes. The Company shall take all action (including, if necessary, redeeming all the outstanding Company Rights issued pursuant to the Company's Rights Agreement or amending or terminating the Company's Rights Agreement) so that the execution, delivery and performance of this Agreement and the Stockholders Agreement and the consummation of the Merger and the other transactions contemplated or permitted by this Agreement and the Stockholders Agreement do not and will not result in the grant of any Company Rights to any Person under the Company's Rights Agreement or enable or require any outstanding Company Rights to be exercised, distributed or triggered. Except as set forth in the first sentence of this Section 7.11 or as approved in writing by Parent, the Board of Directors of the Company shall not (a) amend the Company's Rights Agreement or (b) take any action with respect to, or make any determination under, the Company's Rights Agreement. If any Distribution Date or Shares Acquisition Date occurs under the Company's Rights Agreement at any time during the period from the date of this Agreement to the Effective Time, the Company and Parent shall make such adjustment to the Offer price as the Company and Parent shall mutually agree so as to preserve the economic benefits that the Company and Parent each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement. The Company will take all steps necessary (a) to exempt the transactions contemplated by this Agreement and the Stockholders Agreement from
Section 203 of the GCL, (b) to ensure that no other state takeover statute or similar Law or Regulation is or becomes applicable to this Agreement or the Stockholders Agreement and (c) if any state takeover statute or similar Law or Regulation becomes applicable to this Agreement or the Stockholders Agreement, to ensure that the Offer, the Merger and the other transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Stockholders Agreement and otherwise to minimize the effect of such Law or Regulation on the Offer, the Merger and the other transactions contemplated hereby and thereby.

     SECTION 7.12 Employee Benefit Plans. Until at least December 31, 1998, Parent shall provide, or cause to be provided, to all employees of the Company and its Subsidiaries compensation, incentive pay and benefits that are substantially comparable in the aggregate to the compensation, incentive pay and benefits (without taking into account any equity-based compensation, incentive pay or benefits) provided to such employees by the Company and its Subsidiaries as of the Offer Closing Date. From and after the Effective Time, Parent shall grant all employees of the Surviving Corporation and its Subsidiaries on the Effective Time credit for vesting and eligibility purposes (but not for benefit accrual purposes) for all service (to the same extent as service with Parent or any Subsidiary of Parent (other than the Surviving Corporation and its Subsidiaries) is taken into account with respect to similarly situated employees of Parent and the Subsidiaries of Parent (other than the Surviving Corporation and its Subsidiaries)) with the Surviving Corporation and any Subsidiary of the Surviving Corporation and their respective predecessors prior to the Effective Time under all Benefit Plans of Parent or its Subsidiaries (other than the Surviving Corporation and its Subsidiaries) in which such employees shall become eligible to participate as

                         AGREEMENT AND PLAN OF MERGER
if such service with the Surviving Corporation or any Subsidiary of the Surviving Corporation and their respective predecessors was service with Parent or any Subsidiary of Parent (other than the Surviving Corporation and its Subsidiaries), and, with respect to any medical or dental benefit plan in which such employees become eligible to participate, Parent shall waive any pre-existing condition exclusions and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any employee of the Surviving Corporation or any Subsidiary of the Surviving Corporation who was, as of the Offer Closing Date, excluded from participation in a Benefit Plan of the Surviving Corporation or any Subsidiary of the Surviving Corporation by virtue of such pre-existing condition) and provided that any covered expenses incurred (on or before the Offer Closing Date) by an employee or an employee's covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Offer Closing Date to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Parent and the Subsidiaries of Parent (other than the Surviving Corporation and its Subsidiaries).

     SECTION 7.13   Indemnification of Directors and Officers.

     (a) Purchaser agrees that all rights to indemnification for acts or omissions occurring prior to the Offer Closing Date existing as of the date hereof in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective certificates of incorporation or bylaws shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of six years from the Offer Closing Date. Parent shall cause to be maintained for a period of six years from the Offer Closing Date the Company's current directors' and officers' insurance and indemnification policy (the "D&O Insurance") and the current fiduciary liability insurance policy (the "Fiduciary Insurance") (provided that Parent may substitute therefor policies or financial guarantees with reputable and financially sound carriers or other obligors of at least the same coverage and amounts containing terms and conditions which are no less advantageous) to the extent that such insurance policies provide coverage for events occurring prior to the Effective Time for all persons who are directors and officers of the Company on the date of this Agreement, so long as the aggregate amount to be paid by the Company after the date of this Agreement for such D&O Insurance and Fiduciary Insurance during such six-year period would not be in excess of $350,000 and $150,000, respectively. If, during such six-year period, such insurance coverage cannot be obtained at all or can only be obtained for an aggregate amount (including all amounts paid by the Company after the date of this Agreement) in excess of $350,000, in the case of D&O Insurance, and $150,000, in the case of Fiduciary Insurance, Parent shall use all reasonable efforts to cause to be obtained as much D&O Insurance and Fiduciary Insurance as can be obtained for the remainder of such six-year period for an aggregate amount (including all amounts paid by the Company after the date of this Agreement) not in excess of $350,000 and $150,000, respectively, on terms and conditions no less advantageous than the existing D&O Insurance and the existing Fiduciary Insurance, respectively.

     (b) If any claim or claims shall, subsequent to the Offer Closing Date and within six years thereafter, be made in writing against any present or former director or officer of the Company based on or arising out of the services of such Person prior to the Offer Closing Date in the capacity of such Person as a director or officer of the Company (and such director or officer shall have given Parent written notice of such claim or claims within such six year period), the provisions of subsection (a) of this Section respecting the rights to indemnity for current or former directors or officers under the certificate of incorporation and bylaws of the Company and its Subsidiaries shall continue in effect until the final disposition of all such claims.

                         AGREEMENT AND PLAN OF MERGER

     (c) Notwithstanding anything to the contrary in this Section 7.13, neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent, which shall not be unreasonably withheld.

     (d) The provisions of this Section 7.13 are intended to be for the benefit of, and shall be enforceable by, each Person entitled to indemnification hereunder and the heirs and representatives of such Person.

     (e) Parent shall not permit the Surviving Corporation to merge or consolidate with any other Person unless the Surviving Corporation shall ensure that the surviving or resulting entity assumes the obligations imposed by subsections (a) and (b) of this Section 7.13.

     SECTION 7.14 Event Notices and Other Actions. (a) From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other parties hereto of (i) the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which has resulted in, or could reasonably be expected to result in, any condition to the Offer set forth in Annex B, or any condition to the Merger set forth in Article VIII, not being satisfied, (ii) the failure of such party to comply with any covenant or agreement to be complied with by it pursuant to this Agreement which has resulted in, or could reasonably be expected to result in, any condition to the Offer set forth in Annex B, or any condition to the Merger set forth in Article VIII, not being satisfied and (iii) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect. No delivery of any notice pursuant to this Section 7.14(a) shall cure any breach of any representation or warranty of such party contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party or parties receiving such notice.

     (b) The Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take any action or nonaction that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (iii) except as otherwise permitted by Section 7.3, any condition to the Offer set forth in Annex B, or any condition to the Merger set forth in Article VIII, not being satisfied.

     SECTION 7.15 Third Party Standstill Agreements; Tortious Interference. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill or similar agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent). Subject to the foregoing, during such period, the Company agrees to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any Court of the United States or any state thereof having jurisdiction. Notwithstanding the foregoing, nothing in this Section 7.15 is intended to prevent the Company from exercising its rights under Section 7.3(a) in accordance with the provisions of
Section 7.3.

                         AGREEMENT AND PLAN OF MERGER

                                 ARTICLE VIII

                               CLOSING CONDITIONS

     SECTION 8.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by the parties hereto, in whole or in part, to the extent permitted by applicable Law:

          (a) Company Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company, if required by applicable Law.

          (b) No Order. No Court or Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

          (c) HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.

     SECTION 8.2 Additional Conditions to Obligations of the Parent Companies. The obligations of the Parent Companies to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by the Parent Companies, in whole or in part, to the extent permitted by applicable Law:

          (a) Representations and Warranties. Each of the representations and warranties of the Company in this Agreement shall be true and correct (for all purposes of this Section 8.2 (a) without giving effect to any Material or Material Adverse Effect qualifiers or other qualifiers based on materiality contained therein), as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time, (other than to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such date), except to the extent the failure of such representations and warranties to be true and correct has not had, and could not be reasonably expected to have, in the aggregate, a Material Adverse Effect on the Company.

          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

          (c) Certificates of Compliance. The Company shall have furnished Parent and Purchaser with such certificates and other documents necessary to evidence the fulfillment of the conditions set forth in this Section 8.2 as Parent or Purchaser may reasonably request.

          (d) Company Stock Options. Each of the Company Option Plans shall have been, or contemporaneously with or by virtue of the Merger will be, terminated, all required consents shall have been obtained to cancel all Company Stock Options and Restricted Stock awards in accordance with
     Section 3.6(a), and any other program, plan or arrangement providing for the issuance or grant by the Company or any of its Subsidiaries of any interest

                         AGREEMENT AND PLAN OF MERGER
     in respect of the capital stock of the Company or any of its Subsidiaries (and any interests outstanding under any such plan, program or arrangement) shall have been, or contemporaneously with or by virtue of the Merger will be, validly terminated or canceled.

          (e) Exon-Florio Review.   The period of time for any applicable review
     process by CFIUS relating to the determination of any threat to national security shall have expired, and CFIUS shall not have taken any action or made any recommendation to the President of the United States to block or prevent consummation of the Offer or the Merger.

     SECTION 8.3 Additional Condition to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the condition, which may be waived by the Company, in whole or in part, to the extent permitted by applicable Law, that the Parent Companies shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Effective Time.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 9.1 Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time (notwithstanding approval of the Merger by the stockholders of the Company) prior to the Effective Time:

          (a) by mutual written consent of Parent, Purchaser and the Company;

          (b) by Parent, Purchaser or the Company if any Court of competent jurisdiction or other Governmental Authority shall have issued a final Order or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger and such Order or other action is or shall have become nonappealable;

          (c) by Parent or Purchaser if due to an occurrence or circumstance which would result in a failure to satisfy any of the conditions set forth in Annex B hereto, Purchaser shall have (i) failed to commence the Offer within the time required by Regulation 14D under the Exchange Act, (ii) terminated the Offer without purchasing any shares of Company Common Stock pursuant to the Offer or (iii) failed to accept for payment shares of Company Common Stock pursuant to the Offer prior to July 31, 1998;

          (d) by the Company if (i) there shall not have been a material breach of any representation, warranty, covenant or agreement on the part of the Company and Purchaser shall have (A) failed to commence the Offer within the time required by Regulation 14D under the Exchange Act, (B) terminated the Offer without purchasing any shares of Company Common Stock pursuant to the Offer, or (C) failed to accept for payment shares of Company Common Stock pursuant to the Offer prior to July 31, 1998, or (ii) prior to the purchase of shares of Company Common Stock pursuant to the Offer, concurrently with the execution of an Acquisition Agreement under the circumstances permitted by Section 7.3 provided, that such termination under this clause (ii) shall not be effective unless the Company and the Board of Directors of the Company shall have complied with all their obligations under Section 7.3 and until payment of the Termination Fee and the out-of-

                         AGREEMENT AND PLAN OF MERGER
     pocket fees and expenses incurred by Parent, Purchaser and their Affiliates in connection with the transactions contemplated by this Agreement pursuant to Section 9.5(b);

          (e) by Parent or Purchaser prior to the purchase of shares of Company Common Stock pursuant to the Offer, if (i) there shall have been a material breach of any representation or warranty on the part of the Company under this Agreement which materially adversely affects (or materially delays) the consummation of the Offer, (ii) there shall have been a material breach of any covenant or agreement on the part of the Company under this Agreement which materially adversely affects (or materially delays) the consummation of the Offer, which shall not have been cured prior to the earlier of (A) 10 days following notice of such breach and (B) two Business Days prior to the date on which the Offer expires, provided, however, that the Company shall have no right to cure and Parent and Purchaser may immediately terminate this Agreement in the event that such breach by the Company was wilful or intentional or in the event of a breach of Section 7.3, (iii) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified (including by amendment of Schedule 14D-9) in a manner adverse to Purchaser its approval or recommendation of the Offer, the Merger or this Agreement, shall have recommended to the Company's stockholders a Third Party Acquisition, or shall have authorized the redemption of any Company Rights, or (iv) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer at least 51 percent of the Fully Diluted Shares and on or prior to such expiration an entity or group (other than Parent or Purchaser) shall have made, or, with respect to any proposal that may be existing on the date hereof, not withdrawn, a proposal with respect to a Third Party Acquisition; or

          (f) by the Company prior to the purchase of any shares of Company Common Stock pursuant to the Offer if (i) there shall have been a material breach of any representation or warranty in this Agreement on the part of Parent or Purchaser which materially adversely affects (or materially delays) the consummation of the Offer or (ii) there shall have been a material breach of any covenant or agreement in this Agreement on the part of Parent or Purchaser which materially adversely affects (or materially delays) the consummation of the Offer which shall not have been cured prior to the earliest of (A) 10 days following notice of such breach and (B) two Business Days prior to the date on which the Offer expires; provided, however, that Parent and Purchaser shall have no right to cure and the Company may immediately terminate this Agreement in the event that such breach by Parent or Purchaser was wilful or intentional.

     SECTION 9.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, directors, officers or stockholders, other than the provisions of this Section 9.2 and Sections 5.19, 6.7, 7.5 and 9.5 and
Article X. Nothing contained in this Section 9.2 shall relieve any party from liability for any breach of this Agreement.

     SECTION 9.3 Amendment. This Agreement may be amended by action taken by the Company, Parent and Purchaser at any time before or after any adoption of this Agreement by the stockholders of the Company (whether or not such adoption is required); provided that after the date of adoption of this Agreement by the stockholders of the Company, no amendment shall be made that by Law requires further approval of such stockholders without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties. From and after the Control Date, if such date occurs, and prior to the

                         AGREEMENT AND PLAN OF MERGER

Effective Time, any amendment of this Agreement or the Company's certificate of incorporation or by laws, any termination of this Agreement by the Company, any extension of time for performance of any of the obligations of Parent or Purchaser hereunder or any waiver thereof, any waiver of any condition to the obligations of the Company or any of the Company's rights hereunder or other action by the Company hereunder will require the concurrence of, and shall be effective only if approved by, a majority of the Independent Directors, which action shall be deemed to constitute the action of the full Board of Directors even if such majority of Independent Directors does not constitute a majority of all directors then in office; provided, that, if there shall be no Independent Directors and Parent is not in breach of its obligations to designate Independent Directors under Section 2.4, such actions may be effected by majority vote of the entire Board of Directors of the Company, except that no such action shall amend the terms of this Agreement in a manner materially adverse to the stockholders of the Company (excluding Purchaser, Parent, and their respective Affiliates) without the approval of a majority of such stockholders.

     SECTION 9.4 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other parties hereto contained herein; provided that (i) from and after the Control Date, no extensions or waivers shall be made which materially adversely affect the rights of the Company's stockholders hereunder without the approval of a majority of the Independent Directors if at the time there shall be any Independent Directors and (ii) after the date of adoption of the Merger by the stockholders of the Company, no extensions or waivers shall be made that by Law requires further approval by such stockholders without the approval of such stockholders. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     SECTION 9.5    Fees, Expenses and Other Payments.

     (a) Except as provided in Section 9.5(b) of this Agreement, all fees and expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such fees and expenses.

     (b)  If:

          (i)    Parent or Purchaser terminates this Agreement pursuant to
     Section 9.1(e)(i) or (iv) or pursuant to Section 9.1(e)(ii) other than as a result of a breach of Section 7.3 or the Company terminates this Agreement pursuant to Section 9.1(d)(i) under circumstances when Parent had the right to terminate this Agreement pursuant to Section 9.1(e)(iv), and, in any such case, within 15 months thereafter the Company enters into an agreement with respect to the consummation of, or consummates, a Third Party Acquisition;

          (ii)   Parent or Purchaser terminates this Agreement pursuant to
     Section 9.1(e)(ii) as a result of a breach of Section 7.3 or pursuant to
     Section 9.1(e)(iii); or

          (iii) the Company terminates this Agreement pursuant to Section 9.1(d)(ii);

then, in each case, the Company (A) shall pay to Parent, within two Business Days following the execution and delivery of such agreement or such occurrence, as the case may be, or simultaneously with such termination pursuant to Section 9.1(d)(ii), a fee, in cash, of $40 million (a "Termination

                         AGREEMENT AND PLAN OF MERGER

Fee"); provided, that the Company in no event shall be obligated to pay more than one such $40 million fee with respect to all such agreements and occurrences and such termination and (B) shall reimburse Parent and Purchaser, up to a limit of $5 million, for all their reasonable out-of- pocket fees and expenses actually incurred by Parent, Purchaser or their respective Affiliates in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, including financing fees and other expenses in connection with options on Interest Rate Protection Agreements and Other Hedging Agreements and all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to each of Parent or Purchaser and their respective Affiliates and the expenses of the preparation, printing, filing and mailing of the Offer Documents.

     (c) Any payment required to be made pursuant to Section 9.5(b) of this Agreement shall be made to Parent by wire transfer of immediately available funds to an account designated by Parent.

                                   ARTICLE X

                               GENERAL PROVISIONS

     SECTION 10.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 10.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses or sent by electronic transmission to the telecopier number specified below:

          (a) If to either of the Parent Companies, to:

               GEC Incorporated and
               GEC Acquisition Corp.
               c/o GEC Marconi N.A., Inc.
               Mail Stop 11 CO1
               164 Totowa Road
               Wayne, NJ  07474-0975

               Attention: John Currier
               Telecopier No.: (973) 633-6431

                         AGREEMENT AND PLAN OF MERGER
          with a copy to:

               Cravath, Swaine & Moore
               Worldwide Plaza
               825 Eighth Avenue
               New York, NY 10019-7475

               Attention:  Melvin L. Bedrick
               Telecopier No.: (212) 474-3700

          (b)  If to the Company, to:

               Tracor, Inc.
               6500 Tracor Lane
               Austin, TX  78725-2000

               Attention: Russell E. Painton
               Telecopier No.: (512) 929-2257

          with a copy to:

               Winstead Sechrest & Minick P.C.
               5400 Renaissance Tower
               1201 Elm Street
               Dallas, TX 75270

               Attention: Darrel A. Rice
               Telecopier No.: (214) 745-5390

or to such other address or telecopier number as any party may, from time to time, designate in a written notice given in a like manner. Notice given by telecopier shall be deemed received on the day the sender receives telecopier confirmation that such notice was received at the telecopier number of the addressee. Notice given by mail as set out above shall be deemed received three days after the date the same is postmarked.

     SECTION 10.3 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 10.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 10.5 Entire Agreement. This Agreement (together with the Annexes, the Company's Disclosure Letter and the Confidentiality Agreement) constitutes the entire agreement

                         AGREEMENT AND PLAN OF MERGER
of the parties, and supersedes all prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof.

     SECTION 10.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion (but subject to the provisions of Section 3.1), any of or all its rights, interests and obligations under this Agreement to Parent or to an Affiliate of Parent, but no such assignment shall relieve Purchaser of any of its obligations under this Agreement. Any attempted assignment in violation of this Section 10.6 shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 10.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns.

     SECTION 10.8 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

     SECTION 10.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Law.

     SECTION 10.10 ENFORCEMENT. THE PARTIES AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED.
IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS AGREEMENT IN ANY DELAWARE STATE COURT OR ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY. IN ADDITION, EACH OF THE PARTIES HERETO (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY DELAWARE STATE COURT OR ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN ANY DELAWARE STATE COURT OR ANY FEDERAL COURT SITTING IN THE STATE OF DELAWARE AND (D) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN THE COURTS OF THE STATE OF DELAWARE OR OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE, AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

                         AGREEMENT AND PLAN OF MERGER

     SECTION 10.11 Counterparts. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers or directors thereunto duly authorized.

                                        GEC INCORPORATED


                                        By: /s/ MICHAEL LESTER
                                           -------------------------------------
                                           Name: Michael Lester
                                           Title: Director



                                        GEC ACQUISITION CORP.


                                        By: /s/ JOHN CURRIER
                                           -------------------------------------
                                           Name: John Currier
                                           Title: Secrectary and Vice President



                                        TRACOR, INC.


                                        By: /s/ JAMES B. SKAGGS
                                           -------------------------------------
                                           Name: James B. Skaggs
                                           Title: President and Chief Executive
                                                  Officer


                         AGREEMENT AND PLAN OF MERGER

                                                                         ANNEX A
                           SCHEDULE OF DEFINED TERMS

     The following terms when used in the Agreement shall have the meanings set forth below unless the context shall otherwise require:

     "Acquisition Agreement" shall have the meaning ascribed to such term in
Section 7.3(b).

     "Acquisition Proposal" shall have the meaning ascribed to such term in
Section 7.3(d).

     "Affiliate" shall mean, with respect to any Person, any other Person that controls, is controlled by or is under common control with the former Person.

     "Agreement" shall mean the Agreement and Plan of Merger dated as of April 21, 1998 among Parent, Purchaser and the Company, including any amendments thereto and each Annex (including this Annex A) and Schedule thereto (including the Company's Disclosure Letter).

     "Balance Sheet Date" shall mean December 31, 1997.

     "Benefit Plans" shall mean any employee pension benefit plan (whether or not insured), as defined in Section 3(2) of ERISA, any employee welfare benefit plan (whether or not insured) as defined in Section 3(1) of ERISA, any plans that would be employee pension benefit plans or employee welfare benefit plans if they were subject to ERISA, such as foreign plans and plans for directors, any employment contracts, severance or termination pay arrangements, any stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock or other stock plan (whether qualified or nonqualified), and any bonus or incentive compensation plan sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of any of the present or former directors, officers, employees, agents, consultants or other similar representatives providing services to or for the Company or any of its Subsidiaries in connection with such services or any such plans which have been so sponsored, maintained, or contributed to within six years prior to the date of this Agreement; provided, however, that such term shall not include (a) routine employment policies and procedures developed and applied in the ordinary course of business and consistent with past practice, including wage, vacation, holiday and sick or other leave policies, (b) workers compensation insurance and
(c) directors and officers liability insurance.

     "Business Day" means any day other than a day on which banks in New York are authorized or obligated to be closed.

     "Capitalized Lease Obligations" shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with GAAP.

     "Certificate" shall mean an outstanding stock certificate which immediately prior to the Effective Time represented shares of Company Common Stock.

     "Certain Stockholders" shall have the meaning ascribed to such term in the recitals to the Agreement.

     "Certificate of Merger" shall have the meaning ascribed to such term in
Section 3.2.

     "CFIUS" means Committee on Foreign Investment in the United States, an interagency committee chaired by a representative of the United States Secretary of the Treasury.

     "Closing" shall have the meaning ascribed to such term in Section 4.4.

     "Closing Date" shall mean the date of the Closing as determined pursuant to
Section 4.4.

     "Code" shall mean the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder.

     "Company" shall mean Tracor, Inc., a Delaware corporation.

     "Company Common Stock" shall have the meaning ascribed to such term in the recitals to the Agreement.

     "Company Option Plans" shall mean the 1995 Stock Plan for Employees and Subsidiaries and the 1991 Stock Plan for Employees of Tracor, Inc. and Subsidiaries and any other arrangement pursuant to which options to acquire Company Common Stock have been granted to current or former directors or employees.

     "Company Rights" shall have the meaning ascribed to such term in Section 5.3(a).

     "Company SEC Documents" shall have the meaning ascribed to such term in
Section 5.7(a).

     "Company Stock Options" shall mean stock options granted pursuant to the Company Option Plans.

     "Company Stockholder Approval" shall have the meaning ascribed to such term in Section 5.4(b).

     "Company Stockholders' Meeting" shall have the meaning ascribed to such term in Section 3.7(b).

     "Company's Consolidated Balance Sheet" shall mean the consolidated balance sheet of the Company as of December 31, 1997 included in the Company's Audited Consolidated Financial Statements.

     "Company's Audited Consolidated Financial Statements" shall mean the consolidated balance sheets of the Company and its Subsidiaries as of December 31, 1997 and December 31, 1996 and the related consolidated statements of income and cash flows for the fiscal years ended December 31, 1997, 1996 and 1995, together with the notes thereto, all as audited by Ernst & Young, under their report with respect thereto dated January 30, 1998 and included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed with the SEC.

     "Company's Consolidated Financial Statements" shall mean the Company's Audited Consolidated Financial Statements and the Company's Unaudited Consolidated Financial Statements.

                         AGREEMENT AND PLAN OF MERGER
                                   ANNEX A-2

     "Company's Disclosure Letter" shall mean a letter dated the date of the Agreement delivered by the Company to the Parent Companies concurrently with the execution of the Agreement, which, among other things, shall identify exceptions to the Company's representations and warranties contained in Article V and covenants contained in Article VII by specific section and subsection references.

     "Company's Rights Agreement" shall mean that certain Rights Agreement dated as of February 17, 1997 between the Company and Harris Trust and Savings Bank, as Rights Agent.

     "Company's Unaudited Consolidated Financial Statements" shall mean the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 1998, and the related consolidated statements of income and cash flows for the three-month periods ended March 31, 1998 and March 31, 1997, attached to
Section 5.7 of the Company's Disclosure Letter.

     "Confidentiality Agreement" shall mean that certain confidentiality agreement between GEC Marconi N.A., Inc. and the Company dated March 6, 1998.

     "Contingent Obligation" shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of any Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or insolvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

     "control" (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

     "Control Date" shall have the meaning ascribed to such term in Section 2.4.

     "Court" shall mean any court of the United States, any foreign country or any domestic or foreign state, and any political subdivision thereof, or any arbitration tribunal and shall include the European Court of Justice.

     "Current Benefit Plans" shall mean Benefit Plans that are sponsored, maintained, or contributed to by the Company or any of its Subsidiaries as of the date of this Agreement.

     "D&O Insurance" shall have the meaning ascribed to such term in Section 7.13(a).

                         AGREEMENT AND PLAN OF MERGER
                                   ANNEX A-3

     "Dissenting Shares" shall have the meaning ascribed to such term in Section 4.3.

     "Effective Time" shall mean the date and time of the completion of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Section 3.2 or such later time as Parent and the Company may agree and specify in such certificate.

     "Environmental Law or Laws" shall mean any and all Laws, enforceable requirements or Orders of any Governmental Authority pertaining to health or the environment currently in effect and applicable to a specified Person and its Subsidiaries, including the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, as amended ("OPA"), any state or local Laws implementing the foregoing federal Laws, and all other environmental conservation or protection Laws. For purposes of the Agreement, the terms "hazardous substance" and "release" have the meanings specified in CERCLA; provided, however, that, to the extent the Laws of the state or locality in which the property is located establish a meaning for "hazardous substance" or "release" that is broader than that specified in CERCLA, such broader meaning shall apply within the jurisdiction of such state or locality, and the term "hazardous substance" shall include all dehydration and treating wastes, waste (or spilled) oil, and waste (or spilled) petroleum products, and radioactive material, even if such are specifically exempt from classification as hazardous substances or hazardous wastes pursuant to CERCLA or RCRA or the analogous statutes of any jurisdiction applicable to the specified Person or its Subsidiaries or any of their respective properties or assets.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the Regulations promulgated thereunder.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the Regulations promulgated thereunder.

     "Exchange Agent" shall mean a bank or trust company having a net worth in excess of $100 million designated and appointed to act in the capacities required thereof under Section 4.2.

     "Exchange Fund" shall mean the fund of cash deposited with the Exchange Agent pursuant to Section 4.2.

     "Exon-Florio" shall mean Section 721 of the Defense Production Act, 50 App. U.S.C.A. (Section) 2170 (West 1991 & Supp. 1997).

     "Fiduciary Insurance" shall have the meaning ascribed to such term in
Section 7.13(a).

     "Filed Company SEC Documents" shall have the meaning ascribed to such term in Section 5.9.

     "Financial Advisor" shall mean BT Wolfensohn, the financial advisor to the Company with respect to the transactions contemplated by the Agreement.

                         AGREEMENT AND PLAN OF MERGER
                                   ANNEX A-4

     "Fully Diluted Shares" shall have the meaning ascribed to such term in Annex B.

     "GAAP" shall mean accounting principles generally accepted in the United States consistently applied by a specified Person.

     "GCL" shall mean the General Corporation Law of the State of Delaware.

     "Governmental Authority" shall mean any governmental agency or authority (other than a Court) of the United States, any foreign country, or any domestic or foreign state, and any political subdivision or agency thereof, and shall include any multinational authority having governmental or quasi-governmental powers.

     "Government Contract" shall have the meaning ascribed to such term in
Section 5.13.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the Regulations promulgated thereunder.

     "Indebtedness" shall mean, as to any Person, (a) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (b) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit, (c) all Indebtedness of the types described in clause (a), (b), (d),
(e), (f) or (g) of this definition secured by any Lien on any property owned by such Person, whether or not to be capitalized under leases under which such Person is the lessee, (d) all Capitalized Lease Obligations of such Person, (e) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, (i.e., take-or-pay and similar obligations), (f) all Contingent Obligations of such Person and (g) all obligations under any Interest Rate Protection Agreement or any Other Hedging Agreement or under any similar type of agreement.

     "Independent Directors" shall have the meaning ascribed to such term in
Section 2.4.

     "Intellectual Property Rights" shall have the meaning ascribed to such term in Section 5.18.

     "Interest Rate Protection Agreements" shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement.

     "IRS" shall mean the Internal Revenue Service.

     "Knowledge" shall mean, with respect to either the Company or Parent, the actual knowledge (after reasonable inquiry) of, in the case of the Company, any officer of the Company listed in such party's 1997 annual report to stockholders and, in the case of Parent, any executive officer of Parent.

     "Laws" shall mean all laws, statutes, ordinances and Regulations of the United States, any foreign country, or any domestic or foreign state, and any political subdivision or agency thereof, including all decisions of Courts having the effect of Law in each such jurisdiction.

     "Leaseholds" shall mean, with respect to any Person, all the right, title and interest of such Person as lessee or licensee, in, to and under leases, licenses, improvements and/or fixtures.

                         AGREEMENT AND PLAN OF MERGER
                                   ANNEX A-5

     "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

     "Loan Agreement" shall mean that certain Credit Agreement, dated as of March 14, 1997, among the Company and various banks, Credit Lyonnais, New York branch, The First National Bank of Chicago and Wells Fargo Bank (Texas), National Association (as co-agents) and Bankers Trust Company (as agent), as amended.

     "Material" shall mean is or will be material to the business, properties, assets, condition (financial and other) or results of operations of a specified Person and its Subsidiaries, if any, taken as a whole.

     "Material Adverse Effect" shall mean any change or effect that is or will be material and adverse to the business, properties, assets, condition (financial and other) or results of operations of a specified Person and its Subsidiaries, if any, taken as a whole, including a material adverse effect on the ability of a specified Person to perform its obligations under the Agreement and, in the case of the Company, (i) a reduction in fair market value (determined on a discounted cash flow basis) of the Company and its Subsidiaries, taken as a whole, of $40 million or more or (ii) a material increase in the aggregate cost to Purchaser of the acquisition of the Company.

     "Material Business" shall have the meaning ascribed to such term in Section 7.3(d).

     "Material Contract" shall mean each contract, lease, indenture, agreement, arrangement or understanding to which the Company or any of its Subsidiaries is a party or to which any of the properties, assets or operations of the Company or any of its Subsidiaries is subject that is or will be material to the business, properties, assets, condition (financial and other) or results of operations of the Company and its Subsidiaries, taken as a whole.

     "Merger" shall have the meaning ascribed to such term in Section 3.1.

     "Merger Consideration" shall mean, as to any Certificate, the amount to be paid to the holder thereof pursuant to the Merger, which amount shall be equal to the product of the number of shares of Company Common Stock evidenced by such Certificate, multiplied by the Per Share Merger Consideration.

     "Minimum Tender Condition" shall have the meaning ascribed to such term in Annex B.

     "NASD" shall mean the National Association of Securities Dealers, Inc.

     "National Industrial Security Program Operating Manual" shall mean the manual promulgated pursuant to the National Industrial Security Program, established by Executive Order 12829, dated January 6, 1993.

     "Offer" shall have the meaning ascribed to such term in the recitals to the Agreement.

     "Offer Closing Date" shall mean the date on which the acceptance for payment and payment by Purchaser for shares of Company Common Stock tendered pursuant to the Offer occurs.

                         AGREEMENT AND PLAN OF MERGER
                                   ANNEX A-6

     "Offer Documents" shall have the meaning ascribed to such term in Section 2.1(c).

     "Order" shall mean any judgment, order or decree of any Court or Governmental Authority, federal, foreign, state or local.

     "Other Hedging Agreement" shall mean any foreign exchange contract, currency swap agreement, commodity agreement or other similar agreement or arrangement designed to protect against the fluctuations in currency values.

     "Parent" shall mean GEC Incorporated, a Delaware corporation.

     "Parent Companies" shall have the meaning ascribed to such term in the first paragraph of the Agreement.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation.

     "Per Share Merger Consideration" shall have the meaning ascribed to such term in Section 4.1(a).

     "Permits" shall mean any and all permits, licenses, authorizations, orders, certificates, registrations or other approvals granted by any Governmental Authority.

     "Permitted Encumbrances" shall mean the following:

     (a) inchoate Liens for Taxes, assessments or governmental charges or levies not yet due or Liens for Taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

     (b) Liens in respect of property or assets of the Company or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure indebtedness for borrowed money, such as carriers', warehousemen's, materialmen's and mechanics' Liens and other similar Liens arising in the ordinary course of business and (i) which do not in the aggregate materially detract from the value of the Company's or such Subsidiary's properties or assets or materially impair the use thereof in the operation of the business of the Company or such Subsidiary or (ii) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the properties or assets subject to any such Lien;

     (c) Liens in existence on the Effective Date (as defined in the Loan Agreement) which are listed, and the property subject thereto described, in
Schedule VII to the Loan Agreement, but only to the respective date, if any, set forth in such Schedule VII, or the removal and termination of any such Liens, plus renewals and extensions of such Liens, to the extent set forth in such
Schedule VII provided that (i) the aggregate principal amount of the Indebtedness, if any, secured by such Liens is not increased from that amount outstanding at the time of any such renewal or extension, and (ii) any such renewals or extensions do not encumber any additional assets or properties of the Company or any of its Subsidiaries;

     (d) Liens created pursuant to the pledge agreement in favor of the banks pursuant to the Loan Agreement.

                         AGREEMENT AND PLAN OF MERGER
                                   ANNEX A-7

     (e) leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Company and its Subsidiaries, taken as a whole;

     (f) Liens upon assets subject to Capitalized Lease Obligations existing on the date hereof or permitted under Section 7.2; provided that (i) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (ii) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of the Company or any Subsidiary of the Company;

     (g) Liens placed upon (i) equipment or machinery used in the ordinary course of business of the Company or any of its Subsidiaries or (ii) Real Property (as defined in the Loan Agreement) of the Company or any of its Subsidiaries, in each case at the time of acquisition thereof by the Company or any such Subsidiary or within sixty days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof; provided that
(A) the aggregate principal amount of all Indebtedness secured by Liens permitted by this clause (g) incurred in any fiscal year of the Company, together with the amount of all Capitalized Lease Obligations incurred in such fiscal year, does not exceed that aggregate amount permitted by Section 9.04(vii) of the Loan Agreement and (B) in all events, the Lien encumbering the equipment, machinery or Real Property so acquired does not encumber any other asset of the Company or such Subsidiary;

     (h) easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Company or any of its Subsidiaries;

     (i) Liens arising from precautionary UCC financing statement filings regarding operating leases;

     (j) Liens arising out of judgments or awards in respect of which the Company or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings; provided that the aggregate amount of all such judgments or awards does not exceed $15,000,000 at any time outstanding;

     (k) statutory and common law landlords' Liens under leases to which the Company or any of its Subsidiaries is a party; and

     (l) Liens resulting from pledges or deposits to secure payments of workmen's compensation, unemployment insurance or other social security programs or securing the performance of surety and bid and performance bonds, tenders, leases and other obligations of similar nature, in each case incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money).

     "Person" shall mean an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity, but shall not include a Governmental Authority.

     "Proxy Statement" shall mean a proxy statement conforming to the requirements of the Exchange Act and relating to the adoption of this Agreement by the Company's stockholders, if such adoption is required by Law.

                         AGREEMENT AND PLAN OF MERGER
                                   ANNEX A-8

     "Purchaser" shall mean GEC Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Parent.

     "Regulation" shall mean any rule or regulation of any Governmental Authority having the effect of Law.

     "Reports" shall mean, with respect to a specified Person, all reports, registrations, filings and other documents and instruments required to be filed by the specified Person or any of its Subsidiaries with any Governmental Authority (other than the SEC).

     "Representatives" shall have the meaning ascribed to such term in Section 7.3(a).

     "Restricted Stock" shall have the meaning ascribed to such term in Section 3.6(a).

     "Schedule 14D-1" shall have the meaning ascribed to such term in Section 2.1(c).

     "Schedule 14D-9" shall have the meaning ascribed to such term in Section
2.2.

     "SEC" shall mean the Securities and Exchange Commission.

     "SEC Reports" shall mean (a) all Annual Reports on Form 10-K, (b) all Quarterly Reports on Form 10-Q, (c) all proxy statements relating to meetings of stockholders (whether annual or special), (d) all Current Reports on Form 8-K and (e) all other reports, schedules, registration statements or other documents required to be filed during a specified period by a Person with the SEC pursuant to the Securities Act or the Exchange Act.

     "Section 262" shall have the meaning ascribed to such term in Section 4.3.

     "Securities Act" shall mean the Securities Act of 1933, as amended, and the Regulations promulgated thereunder.

     "Stockholders Agreement" shall have the meaning ascribed to such term in the recitals to the Agreement.

     A "Subsidiary" of a specified Person shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50 percent or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     "Superior Proposal" shall have the meaning ascribed to such term in Section 7.3(d).

     "Surviving Corporation" shall mean the Company as the corporation surviving the Merger.

     "Tax Returns" shall mean all returns and Reports of or with respect to any Tax which are required to be filed by or with respect to the Company or any of its Subsidiaries.

     "Taxes" shall mean all taxes, charges, imposts, tariffs, fees, levies or other similar assessments or liabilities, including income taxes, ad valorem taxes, excise taxes, withholding taxes, stamp taxes or other taxes of or with respect to gross receipts, premiums, Real Property, personal

                         AGREEMENT AND PLAN OF MERGER
                                   ANNEX A-9
property, windfall profits, sales, use, transfers, licensing, employment, payroll and franchises imposed by or under any Law; and such terms shall include any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax or any contest or dispute thereof.

     "Terminated Benefit Plans" shall mean Benefit Plans that were sponsored, maintained, or contributed to by the Company or any of its Subsidiaries within six years prior to the date of the Agreement but which have been terminated prior to the date of the Agreement.

     "Termination Fee" shall have the meaning ascribed to such term in Section 9.5(b).

     "Third Party Acquisition" shall mean (a) the acquisition of the Company by merger, consolidation, share exchange, recapitalization, liquidation, dissolution, business combination or other similar transaction by any Person (which includes for these purposes a "person" as defined in Section 13(d)(3) of the Exchange Act) other than Parent, Purchaser or any Affiliate thereof (a "Third Party"); (b) the acquisition by a Third Party of more than 50% of the assets of the Company and its Subsidiaries, taken as a whole; (c) the acquisition by a Third Party of 50% or more of the outstanding Company Common Stock or 50% or more of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company; (d) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (e) the purchase by the Company or any of its Subsidiaries of more than 30 percent of the outstanding shares of Company Common Stock.

     "Voting Company Debt" shall have the meaning ascribed to such term in
Section 5.3(e).

     "Warrant Agreement" shall mean the Warrant Agreement, dated as of December 20, 1991, between the Company and Ameritrust Company National Association, as Warrant Agent.

     "Warrants" shall mean the Company's Series A Warrants to purchase shares of Company Common Stock at an exercise price of $2.54 per share, which were issued pursuant to the Warrant Agreement.


                        AGREEMENT AND PLAN OF MERGER
                                  ANNEX A-10

                                                                         ANNEX B
                            CONDITIONS OF THE OFFER


          (a) Notwithstanding any other term of the Offer or the Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which would represent at least 51% of the Fully Diluted Shares (the "Minimum Tender Condition"), (ii) any waiting period under the HSR Act applicable to the purchase of shares of Company Common Stock pursuant to the Offer shall have expired or been terminated and (iii) the period of time for any applicable review process by CFIUS relating to the determination of any threat to national security shall have expired, and CFIUS shall not have taken any action or made any recommendation to the President of the United States to block or prevent consummation of the Offer or the Merger. The term "Fully Diluted Shares" means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, warrants, rights and securities exercisable or convertible into such voting securities, other than potential dilution attributable to any Company Rights associated therewith.

          (b) Furthermore, notwithstanding any other term of the Offer or the Agreement, Purchaser shall not be required to commence the Offer, accept for payment or, subject as aforesaid, pay for any shares of Company Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Offer, with the consent of the Company or if, at any time on or after the date of the Agreement and before the acceptance of such shares for payment or the payment therefor, any of the following conditions exists:

               (i) any representations and warranties of the Company in the Agreement shall not be true and correct (for all purposes of this paragraph (i) without giving effect to any Material or Material Adverse Effect qualifiers or other qualifiers based on materiality that are contained therein) as of such time (other than to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall not be true and correct as of such date), except to the extent the failure of such representations and warranties to be true and correct has not had, and could not be reasonably expected to have, in the aggregate, a Material Adverse Effect on the Company;

               (ii) the Company shall have breached in any material respect any of its covenants or agreements contained in the Agreement; or

               (iii) there shall be threatened or pending any suit, action or proceeding by any Governmental Authority, or any suit, action or proceeding by any other Person that has a reasonable likelihood of success, (A) challenging the acquisition by Parent or Purchaser of any Company Common Stock, seeking to restrain or prohibit the making or consummation of the Offer or the Merger, or seeking to obtain from the Company, Parent or any of their respective Subsidiaries or Affiliates any damages

                         AGREEMENT AND PLAN OF MERGER
                                   ANNEX B-1
          that are material in relation to the Company and its Subsidiaries taken as a whole, (B) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries or Affiliates of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries or Affiliates, or to compel the Company, Parent or any of their respective Subsidiaries or Affiliates to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries or Affiliates, as a result of the Offer, the Merger or any of the other transactions contemplated by the Agreement, (C) seeking to impose limitations on the ability of Parent or any of its Subsidiaries or Affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote Company Common Stock purchased by it on all matters properly presented to the stockholders of the Company, (D) seeking to prohibit Parent or any of its Subsidiaries or Affiliates from effectively controlling in any material respect the business or operations of the Company and its Subsidiaries, or (E) which otherwise is reasonably likely to have a Material Adverse Effect on the Company;

               (iv) there shall be any statute, rule, regulation, legislation, interpretation, judgment, order or injunction threatened, proposed, sought, enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any consent or approval withheld with respect to, (A) Parent, the Company or any of their respective Subsidiaries or Affiliates or (B) the Offer or the Merger by any Governmental Authority that has or is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (iii) above;

               (v) except as disclosed in the Company Disclosure Letter, since the date of the Agreement there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on the Company;

               (vi) there shall have occurred and be continuing (A) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or in the United Kingdom, (B) any material adverse change in the financial markets or major stock exchange indices in the United States or in the United Kingdom, (C) any material adverse change in United States currency exchange rates or in the United Kingdom currency exchange rate with respect to the United States dollar or a suspension of, or limitation on, the markets therefor, (D) a declaration of a banking moratorium by any Governmental Authority or any suspension of payments by any Governmental Authority in respect of banks in the United States or in the United Kingdom, (E) any limitation (whether or not mandatory) by any Governmental Authority in the United States or in the United Kingdom on, or other event that might materially affect, the extension of credit by banks or other lending institutions, (F) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or the United Kingdom or (G) in the case of any of the foregoing existing on the date of the Agreement, a material acceleration or worsening thereof;

               (vii) any Person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Purchaser, any of its Affiliates, or any group of which any of them is a member shall have acquired beneficial

                         AGREEMENT AND PLAN OF MERGER
                                   ANNEX B-2
          ownership of more than 10 percent of the outstanding shares of Company Common Stock or shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any shares of Company Common Stock or a merger, consolidation or other business combination with or involving the Company or any of its Subsidiaries; or

               (viii) the Agreement shall have been terminated in accordance with its terms.

which, in the sole judgment of Purchaser or Parent, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or any of its Affiliates), makes it inadvisable to proceed with such acceptance for payment or payment.

          The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to such condition or may be waived by Purchaser and Parent in whole or in part at any time and from time to time in their sole discretion; provided that the condition set forth in clause (b)(viii) above and the Minimum Tender Condition may be waived or modified only by the mutual consent of Purchaser and the Company. The failure by Parent, Purchaser or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                         AGREEMENT AND PLAN OF MERGER
                                   ANNEX B-3